UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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INTERDIGITAL, INC.

(Name of Registrant as Specified In Its Charter)

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InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 2, 2011

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

Our 2011 annual meeting of shareholders will be held on Thursday, June 2, 2011, at 11:00 a.m. Eastern Time, at the Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, Pennsylvania. At the annual meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the four director nominees named in the proxy statement, each for a term of one year;

2.	Amendment of the articles of incorporation to implement a majority voting standard for all director elections other than contested elections;

3.	Approval of advisory resolution on executive compensation;

4.	Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation;

5.	Ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2011; and

6.	Such other business as may properly come before the annual meeting.

We are pleased to be using the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. On or about April 18, 2011, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2011 proxy statement and 2010 annual report and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card.

All holders of record of shares of our common stock (NASDAQ: IDCC) at the close of business on April 5, 2011 are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. Shareholders are cordially invited to attend the annual meeting in person; however, regardless of whether you plan to attend the annual meeting in person, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to authorize the voting of your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the annual meeting. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the annual meeting. Shareholders holding stock in brokerage accounts (“street name” holders) will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. Each shareholder will need to bring an admission ticket and valid picture identification, such as a driver’s license or passport, for admission to the annual meeting. Street name holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting, and all cellular phones must be silenced during the annual meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the annual meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

STEVEN W. SPRECHER
General Counsel and Secretary

April 18, 2011
King of Prussia, Pennsylvania

INTERDIGITAL, INC.
781 Third Avenue
King of Prussia, Pennsylvania 19406-1409

PROXY STATEMENT

This proxy statement contains information relating to our annual meeting of shareholders to be held on Thursday, June 2, 2011, beginning at 11:00 a.m. Eastern Time, at the Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, Pennsylvania, and at any postponements or adjournments of the annual meeting. Your proxy for the annual meeting is being solicited by our board of directors.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. On or about April 18, 2011, we began mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to Be Held on June 2, 2011: The proxy statement and annual report to shareholders are available at
http://ir.interdigital.com/annuals.cfm

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including: the election of directors; the amendment of the articles of incorporation to implement a majority voting standard for all director elections other than contested elections; the approval of an advisory resolution on executive compensation; the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation; the ratification of the appointment of our independent registered public accounting firm; and such other business as may properly come before the annual meeting. In addition, management will report on the performance of our company and respond to questions from shareholders.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of April 5, 2011, the record date, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. If you plan to attend the annual meeting, please note that you will need to bring your admission ticket and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting, and all cellular phones must be silenced during the annual meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the annual meeting, the camera function may not be used at any time.

Please also note that if you hold your shares in street name (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who is entitled to vote at the annual meeting?

Only shareholders at the close of business on April 5, 2011, the record date, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. There were 45,347,530 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter considered at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to conduct business legally at the annual meeting. For the annual meeting, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, you must deliver your proxy by Internet or telephone or, if you requested a paper copy of the proxy materials, by mail, or attend the annual meeting in person and vote, in order to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your proxy directions, and such shares will count in the determination of a quorum. If you do not provide any specific voting instructions to your broker or other nominee, your shares will still count for purposes of attaining a quorum.

How do I vote?

If you are a registered shareholder, you may submit your proxy by Internet or telephone and following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 p.m. Eastern Time on June 1, 2011. The designated proxy will vote according to your instructions. You may also attend the annual meeting and vote in person.

If you are a street name shareholder, your broker or nominee firm may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote by Internet or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you are a street name shareholder and you want to vote at the annual meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares.

If you own shares through a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 p.m. Eastern Time on May 30, 2011. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the board’s recommendations specified below under “What are the board’s recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the annual meeting.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the annual meeting in person, you may ask the judge of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the annual meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the board’s recommendations?

The board recommends that you vote:

•	For election of each of the director nominees named in this proxy statement (see proposal 1);

•	For amendment of the articles of incorporation to implement a majority voting standard for all director elections other than contested elections (see proposal 2);

•	For approval of the advisory resolution on executive compensation (see proposal 3);

•	One Year with respect to the frequency of future advisory votes on executive compensation (see proposal 4); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011 (see proposal 5).

What vote is required to approve each proposal?

Election of directors.  Directors are elected by a plurality of votes cast. This means that the director nominees receiving the highest number of votes cast, up to the number of directors to be elected at the annual meeting (4), will be elected to serve for the term indicated under “Election of Directors.” Only votes cast “for” a director nominee are counted in determining whether a plurality has been cast in favor of the director nominee. A properly executed proxy marked “withhold authority” with respect to the election of a director will not be voted with respect to the director. Votes to withhold authority, while included for purposes of attaining a quorum, will have no effect on the outcome of this matter.

Amendment of the articles of incorporation.  The affirmative vote of a majority of the votes cast is required for approval. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Approval of the advisory resolution on executive compensation.  The affirmative vote of a majority of the votes cast is required for approval. Because the vote is advisory, it will not be binding on the board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Frequency of future advisory votes on executive compensation.  The frequency option receiving a majority (if any) of votes cast at the annual meeting will be the frequency that shareholders approve. Because the vote is advisory, it will not be binding on the board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Ratification of the appointment of PricewaterhouseCoopers LLP.  The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Street name shares and broker non-votes.  If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals if you do not provide voting instructions. “Broker non-votes” are shares that a broker or nominee does not vote because it has not received voting instructions and does not have discretionary authority to vote. For the annual meeting, if you do not provide specific voting instructions, your broker or nominee may not exercise voting discretion with respect to: proposal 1, the election of directors; proposal 3, the approval of the advisory resolution on executive compensation; or proposal 4, the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation. Broker non-votes will have no effect on the outcome of proposal 1, proposal 3 or proposal 4. If you do not provide specific voting instructions, your broker or nominee may exercise voting discretion with respect to: proposal 2, the amendment of the articles of incorporation, and proposal 5, the ratification of the appointment of the company’s independent registered public accounting firm.

GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of the board committees, provide the framework for the governance of the company. The nominating and corporate governance committee is responsible for annually reviewing the principles and recommending any proposed changes to the board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the heading “Corporate Governance,” along with the charters of our board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Director Independence

Which directors are considered independent, and how does the board determine their independence?

Each year, prior to the annual meeting of shareholders, the board reviews and assesses the independence of its directors and makes a determination as to the independence of each director. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of NASDAQ. As a result of this review, the board affirmatively determined that each of Messrs. Gilbert F. Amelio, Jeffrey K. Belk, Steven T. Clontz, Edward B. Kamins and John A. Kritzmacher and Ms. Rankin are “independent” in accordance with applicable NASDAQ listing standards. To our knowledge, none of the independent directors or any members of their immediate family has any direct or indirect relationships with our company or its subsidiaries and affiliates, other than the director’s service as a director of the company.

Board Leadership

Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?

Mr. Clontz, who is an independent director, has served as Chairman of the Board since January 2010. The board has a general policy that the positions of Chairman of the Board and Chief Executive officer should be held by separate persons as an aid in the board’s oversight of management. This policy is affirmed in the board’s published corporate governance principles, which state that the Chairman of the Board shall be an independent director. The board believes that this leadership structure is appropriate for the company at this time because of the advantages to having an independent chairman for matters such as: communications and relations between the board, the Chief Executive Officer and other senior management; reaching consensus on company strategies and policies; and facilitating robust director, board and Chief Executive Officer evaluation processes.

Board Oversight of Risk

What is the board’s role in risk oversight?

The board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The board has delegated to the audit committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the audit committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs. At each of its regularly scheduled meetings, the audit committee receives presentations and reports directly from the company’s Director of Corporate Compliance, who leads the company’s day-to-day ERM efforts. The audit committee briefs the board on the company’s ERM activities as part of its regular reports to the board on the activities of the committee, and the Director of Corporate Compliance also periodically delivers presentations and reports to the full board as appropriate.

Board Structure and Committee Membership

What is the size of the board, and how often are directors elected?

The board presently has eight directors. Our articles of incorporation currently provide for the phasing in of annual director elections beginning at this 2011 annual meeting of shareholders. By the annual meeting of shareholders in 2013, the declassification of the board of directors will be complete and all directors will be subject to election for one-year terms at each annual meeting of shareholders.

How often did the board meet during 2010?

The board met seven times during 2010. Each director is expected to attend each meeting of the board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all board meetings and meetings of committees on which the director served during 2010. We typically schedule one of the meetings of the board on the day immediately preceding or following our annual meeting of shareholders, and, when this schedule is followed, it is the policy of the board that directors are expected to attend our annual meeting of shareholders. Six directors, constituting all of our current directors (with the exception of Mr. Amelio and Ms. Rankin, who joined the board after the annual meeting of shareholders in June 2010), attended the 2010 annual meeting of shareholders.

What are the roles of the primary board committees?

The board has standing audit, compensation, finance and investment and nominating and corporate governance committees. Each of the audit, compensation and nominating and corporate governance committees is composed entirely of independent directors, as determined by the board in accordance with applicable NASDAQ listing standards. In addition, audit committee members meet additional heightened independence criteria applicable to audit committee members under applicable NASDAQ listing standards. Each of the committees operates under a written charter that has been approved by the board. The table below provides information about the current membership of the committees and the number of meetings of each committee held in 2010.

Nominating
and
			Finance and	Corporate
	Audit	Compensation	Investment	Governance
Name / Item	Committee	Committee	Committee	Committee

Gilbert F. Amelio
Jeffrey K. Belk	X			X
Steven T. Clontz		Chair		X
Edward B. Kamins	Chair	X	X	X
John A. Kritzmacher	X	X	X	Chair
William J. Merritt
Jean F. Rankin	X	X
Robert S. Roath			Chair
Number of Meetings in 2010	8	8	6	5

Audit Committee

The audit committee assists the board in its general oversight responsibilities relating to the company’s corporate accounting, its financial reporting practices and audits of its financial statements. Among other things, the committee:

•	Appoints, compensates, retains, evaluates and oversees the work of the company’s independent registered public accounting firm;

•	Reviews the adequacy and effectiveness of our system of internal control over financial reporting and disclosure controls and procedures;

•	Reviews and approves the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;

•	Establishes and oversees procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Oversees the company’s other compliance policies and programs; and

•	Oversees and monitors the company’s ERM efforts.

All of the audit committee members are financially literate. The board has determined that Mr. Kritzmacher qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and that Mr. Kritzmacher acquired his expertise primarily through his experience as a chief financial officer.

Compensation Committee

The compensation committee assists the board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers. Among other things, the committee:

•	Reviews and approves the corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Assists the board in developing and evaluating potential candidates for executive positions and oversees and annually reviews the development of executive succession plans;

•	Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and prepares the compensation committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•	Reviews periodically compensation for non-management directors of the company and recommends changes to the board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

•	Reviews periodically, revises as appropriate and monitors compliance by directors and executive officers with the company’s stock ownership guidelines; and

•	Assesses the independence of any outside compensation consultant of the company.

The compensation committee may delegate authority to the committee chairman or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct. The compensation committee also may delegate to one or more officers of the company the authority to make grants of stock options or other discretionary awards at specified levels, under specified circumstances, to eligible employees, subject to reporting to and such ratification by the committee as the committee may direct.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the board and to fill vacancies or new positions on the board;

•	Reviews candidates recommended by the company’s shareholders for election to the board;

•	Reviews annually our corporate governance principles and recommends changes to the board as appropriate;

•	Recommends to the board changes to our Code of Ethics;

•	Reviews and makes recommendations to the board with respect to the board’s and each committee’s size, structure, composition and functions; and

•	Oversees the process for evaluating the board and its committees.

The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the nominating and corporate governance committee should send their recommendations to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate.

While the board has not established a formal policy for considering diversity when evaluating director candidates, the board endeavors to have a diverse membership, viewing such diversity expansively to include differences of perspective, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity. As described in our corporate governance principles, the board aims to have members representing such diverse experiences at policymaking levels in business, finance and technology and other areas that are relevant to the company’s global activities. The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The committee periodically evaluates the composition of the board to assess the skills and experience that are currently represented on the board, as well as the skills and experience that the board will find valuable in the future. This evaluation of the board’s composition enables the board to update the skills and experience it seeks in the board as a whole, and in individual directors, as the company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity.

The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources.

Finance and Investment Committee

The finance and investment committee assists the board by monitoring, providing advice and recommending action with respect to the investment and financial policies and strategies and the capital structure of the company. Among other things, the committee reviews and provides guidance with respect to:

•	The company’s strategic plan and annual budgets;

•	The company’s capital structure, including the issuance of debt, equity or other securities;

•	Investment policies;

•	Share repurchases and shareholder distributions;

•	Acquisitions, divestitures or strategic investments;

•	The company’s valuation model and financial analysis of significant strategic decisions;

•	Significant monetary issues such as foreign currency management policies;

•	Tax planning; and

•	The retention of investment bankers and other financial advisors, including review of the fees and other retention terms for any such advisors.

The finance and investment committee may delegate authority to the committee chairman or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct.

Communications with the Board

How can shareholders communicate with the board?

Shareholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole or the non-management directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, or by sending an email to Directors@InterDigital.com. Our corporate communications department reviews all such correspondence and regularly forwards to the board or specified director(s) a summary of all such correspondence and copies of all correspondence that deals with the functions of the board or its committees or that otherwise requires their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the board and request copies of any such correspondence.

Communications About Accounting Matters

How can individuals report concerns relating to accounting, internal control or auditing matters?

Concerns relating to accounting, internal control or auditing matters may be submitted by writing to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. All correspondence will be brought to the attention of the chairman of the audit committee and handled in accordance with procedures established by the audit committee with respect to these matters.

DIRECTOR COMPENSATION

How are directors compensated?

For board participation during 2010, our non-management directors each received an annual cash retainer of $40,000. In addition, the chairman of the audit committee received an annual cash retainer of $30,000, the other members of the audit committee each received an annual cash retainer of $10,000, the chairmen of the compensation, finance and investment and nominating and corporate governance committees each received an annual cash retainer of $10,000 and the other members of the compensation, finance and investment and nominating and corporate governance committees each received an annual cash retainer of $5,000. The chairman of the board received an additional annual cash retainer of $50,000. All cash retainers were generally paid quarterly in arrears and based upon service for a full year, and prorated payments were made for service less than a full year. The quarterly payments of the annual board and all committee retainers are subject to the director’s attendance at the regularly scheduled quarterly meetings, as follows: 100% payment for participating in person, 50% payment for participating telephonically and no payment for not participating.

Each director who joined the board in 2010 received, upon their initial election to the board, 4,000 restricted stock units (“RSUs”), which vest in full one year from the grant date. Additionally, each non-management director received 4,000 RSUs (which vest in full one year from the grant date) for their service during the 2010 — 2011 board term, and prorated awards were granted for service less than a full year. RSU awards may be deferred. An election to defer must be made in the calendar year preceding the year during which services are rendered and the compensation is earned.

To align the interests of non-management directors and executives with those of our shareholders, the company has adopted stock ownership guidelines. The stock ownership guidelines applicable to the non-management directors are set at a target of five times their annual cash retainer of $40,000. Qualifying stock includes: shares of common stock, restricted stock and, on a pre-tax basis, unvested time-based RSUs. Any director who has not reached or fails to maintain his or her target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until his or her guideline is met. A director may not effect any disposition of shares that results in his or her holdings falling below the target level without the express approval of the compensation committee. As of March 31, 2011, all of the non-management directors had reached their target ownership levels.

2010 Non-management Director Compensation Table

The following table sets forth the compensation paid to each person who served as a non-management director of the company in 2010 for their service in 2010. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director.

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)(1)	($)(2)	($)

Jeffrey K. Belk	25,000 (3)	224,977	249,977
Steven T. Clontz	105,000	104,280	209,280
Edward B. Kamins	85,000	104,280	189,280
John A. Kritzmacher	70,000	104,280	174,280
Jean F. Rankin	12,500 (4)	201,880	214,380
Robert S. Roath	50,000	104,280	154,280

(1)	Amounts reported represent the aggregate annual board, chairman of the board, committee chairman and committee membership retainers paid to each non-management director, as described above.

(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2010. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The following table sets forth the grant date fair value of each RSU award granted to our non-management directors in 2010.

		Number of	Grant Date
		Restricted	Fair Value of
		Stock Units	Stock Awards
Name	Grant Date	(#)	($)

Jeffrey K. Belk	3/30/2010	4,000	110,680
	3/30/2010	362	10,017
	6/3/2010	4,000	104,280
Steven T. Clontz	6/3/2010	4,000	104,280
Edward B. Kamins	6/3/2010	4,000	104,280
John A. Kritzmacher	6/3/2010	4,000	104,280
Jean F. Rankin	6/28/2010	4,000	104,520
	6/28/2010	3,726	97,360
Robert S. Roath	6/3/2010	4,000	104,280

As of December 31, 2010, each person who served as a non-management director of the company in 2010 had the following aggregate amounts of option and unvested RSU awards outstanding. This table does not include RSUs that, as of December 31, 2010, had vested according to their vesting schedule, but had been deferred.

	Outstanding
	Restricted Stock	Outstanding
	Units	Stock Options
Name	(#)	(#)

Jeffrey K. Belk	8,000	—
Steven T. Clontz	6,000	20,000
Edward B. Kamins	6,000	—
John A. Kritzmacher	8,000	—
Jean F. Rankin	7,726	—
Robert S. Roath	4,000	—

(3)	Mr. Belk joined the board in March 2010. Amount reported represents prorated payments for his service in 2010.

(4)	Ms. Rankin joined the board in June 2010. Amount reported represents prorated payments for her service in 2010.

PROPOSALS TO BE VOTED ON

Election of Directors
(Proposal 1)

Description

Which directors are nominated for election?

Messrs. Gilbert F. Amelio, Steven T. Clontz and Edward B. Kamins and Ms. Jean F. Rankin are nominated for election at the 2011 annual meeting, each to serve a one-year term until our annual meeting in 2012 and until his or her successor is elected and qualified. Mr. Amelio and Ms. Rankin are standing for election to the board for the first time. Mr. Amelio was identified as a director candidate through his service as a member of the company’s Technical Advisory Council from March 2010 to March 2011. Ms. Rankin was identified as a director candidate by an executive search firm retained by the company in 2010 to identify potential director candidates.

Set forth below is biographical information about the nominees and other directors of the company whose terms of office continue after the annual meeting of shareholders and information about the skills and qualifications of our directors that contribute to the effectiveness of the board.

What are their backgrounds?

Gilbert F. Amelio, 68, has been a director of the company since March 2011. His term expires at the 2011 annual meeting of shareholders. His career spans decades of executive leadership roles at leading technology companies, including Chief Executive Officer and Chairman of Apple Computer, President, Chief Executive Officer and Chairman of National Semiconductor and President of Rockwell Communication Systems, a unit of Rockwell International. A Senior Partner at Sienna Ventures, LLC, a venture capital firm, since 2001 and a Partner at Alteon Capital Partners, LLC, a consulting firm, since 2009, Dr. Amelio has been involved in the leadership or funding of a broad range of technology ventures, including Jazz Technologies, Inc., a publicly traded semiconductor foundry that he founded and where he served as Chairman and Chief Executive Officer from 2005 to 2008, and Acquicor Management LLC, a former shareholder of Jazz Technologies. Acquicor Management declared bankruptcy in 2008. In 2003, AmTech, LLC, a high technology investment and consulting services firm where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to 2004, declared bankruptcy. Dr. Amelio is a pioneer in the U.S. technology industry, having started his career at AT&T Bell Laboratories and Fairchild Semiconductor. A former director and chairman of the Semiconductor Industry Association, Dr. Amelio has served on the board of governors of the Electronics Industries Association and been a member of the executive committee of the Business and Higher Education Forum. He also serves on the boards of directors of AT&T Inc. and Pro-Pharmaceuticals, Inc. The board has concluded that Dr. Amelio should serve as a director of the company because his public company board and executive leadership experience at some of the most ground-breaking companies in the technology industry during times of dramatic growth and change will serve as a great asset as the company pursues the creation of significant advancements in the wireless space.

Steven T. Clontz, 60, has been a director of the company since April 1998 and was elected Chairman of the Board in January 2010. His current board term expires at the 2011 annual meeting of shareholders. In January 2010, Mr. Clontz joined Singapore Technologies Telemedia, a Singapore-registered private limited company that makes strategic investments in a portfolio of information-communications companies across the globe, as Senior Executive Vice President for North America and Europe. From January 1999 through 2009, Mr. Clontz served as President and Chief Executive Officer of StarHub, Ltd., a Singapore-based, publicly traded information-communications corporation providing a full range of information, communications and entertainment services over fixed, mobile, Internet and cable TV networks. He continues to serve as a non-executive director of StarHub. In January 2010, Mr. Clontz joined the Board of Directors of eircom Limited, which is the largest telecommunications services provider in Ireland. Mr. Clontz was appointed to the Board of Directors of Equinix, Inc., a leading global provider of network-neutral data centers and Internet exchange services, in April 2005. In February 2004, he was appointed to the Executive Committee of the Board of Directors of Global Crossing Limited, which provides telecommunications solutions over a global IP-based network. The board has concluded that Mr. Clontz should serve as a director of the company because he is a global telecommunications industry leader with significant industry-specific public company board and executive leadership experience whose deep knowledge of the wireless markets brings valuable insight that is needed to evolve and execute the company’s strategy to be a leading innovator in wireless technology solutions.

Edward B. Kamins, 62, has been a director of the company since December 2003. His current term expires at the 2011 annual meeting of shareholders. Mr. Kamins is the principal member of UpFront Advisors, a business consulting services firm he founded in March 2009. From July 1999 until his retirement in February 2009, Mr. Kamins served as Corporate Senior Vice President of Avnet, Inc., one of the world’s largest global distributors of electronic components, enterprise computing and embedded subsystems. Mr. Kamins served as Chief Information Officer of Avnet beginning in July 2004 and accepted the newly created post of Chief Operational Excellence Officer in July 2006. He joined Avnet in 1996 as Senior Vice President of Business Development for Avnet Computer Marketing and founded and served as Group President of Avnet Applied Computing, a customized computer solutions business that grew to $1.6 billion in global revenues. Prior to that, his sixteen-year career with Digital Equipment culminated with the position of Vice President of Channels, with responsibility for a $1.5 billion revenue-generating North American channels business. The board has concluded that Mr. Kamins should serve as a director of the company because, as a long-time senior operational executive with forty years of experience in the high technology industry, he contributes valuable advice regarding the company’s challenges and opportunities.

Jean F. Rankin, 52, has been a director of the company since June 2010. Her term expires at the 2011 annual meeting of shareholders. Ms. Rankin has served as Executive Vice President, General Counsel and Secretary at LSI Corporation, a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, since 2007. In this role, she serves LSI and its Board of Directors as Corporate Secretary, in addition to managing the company’s legal, intellectual property licensing and stock administration organizations. Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems, where she served as Executive Vice President, General Counsel and Secretary from 2000 to 2007. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent Technologies, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business. The board has concluded that Ms. Rankin should serve as a director of the company because she has extensive experience and expertise in matters involving intellectual property licensing, the company’s core business, and her current and former roles as chief legal officer and corporate secretary at other publicly traded companies enable her to contribute legal expertise and advice as to best practices in corporate governance.

Vote Required and Board Recommendation

The director nominees receiving the plurality of, or most, votes cast at the annual meeting, up to the number of directors to be elected at the annual meeting (4), will be elected to serve as directors for the next year and until his or her successor is elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH OF THE NOMINEES.

Who are the remaining directors?

Continuing directors with terms expiring at the 2012 annual meeting

John A. Kritzmacher, 50, has been a director of the company since June 2009. His current term expires at the 2012 annual meeting of shareholders. Mr. Kritzmacher has served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, which provides telecommunications solutions over a global IP-based network, since October 2008. Previously, Mr. Kritzmacher rose through a variety of positions with increasing responsibility, including Senior Vice President and Corporate Controller, during his 10 years at Lucent Technologies, a provider of telecommunications systems and services, to become Chief Financial Officer in 2006. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent until joining Global Crossing in 2008. The board has concluded that Mr. Kritzmacher should serve as a director of the company because he is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance, especially with respect to complex financial and accounting issues, and serves as the board’s audit committee financial expert.

William J. Merritt, 52, has been a director of the company since May 2005. His current term expires at the 2012 annual meeting of shareholders. He has also served as President and Chief Executive Officer of the company since May 2005 and as President and Chief Executive Officer of InterDigital Communications, LLC, a wholly owned subsidiary of the company, since its formation in July 2007. Mr. Merritt served as General Patent Counsel of the company from July 2001 to May 2005 and as President of InterDigital Technology Corporation, a wholly owned patent licensing subsidiary of the company, from July 2001 to January 2008. The board has concluded that Mr. Merritt should serve as a director of the company because, in his current and former roles, Mr. Merritt has played a vital role in managing the company’s intellectual property assets and overseeing the growth of its patent licensing business. He also possesses tremendous knowledge about the company from short- and long-term strategic perspectives and from a day-to-day operational perspective and serves as a conduit between the board and management while overseeing management’s efforts to realize the board’s strategic goals.

Continuing directors with terms expiring at the 2013 annual meeting

Jeffrey K. Belk, 48, has been a director of the company since March 2010. His current term expires at the 2013 annual meeting of shareholders. Since 2008 he has served as Managing Director of ICT168 Capital, LLC, which is focused on developing and guiding global growth opportunities in the information and communications technologies space. Formerly, Mr. Belk spent almost 14 years at Qualcomm Incorporated, a developer and provider of digital wireless communications products and services, where, from 2006 until his departure in early 2008, he was Qualcomm’s Senior Vice President of Strategy and Market Development, focused on examining changes in the wireless ecosystem and formulating approaches to help accelerate mobile broadband adoption and growth. From 2000 through 2006, Mr. Belk served as Qualcomm’s Senior Vice President, Global Marketing, leading a team responsible for all facets of the company’s corporate messaging, communications and marketing worldwide. He currently serves on the boards of directors of Peregrine Semiconductor Corp., a privately held company that designs, manufactures and markets high-performance communications radio frequency integrated circuits, and the Wireless-Life Sciences Alliance, a special purpose trade organization and international think tank. The board has concluded that Mr. Belk should serve as a director of the company because his extensive industry-specific experience in strategy and marketing makes him a valuable resource and provides him with unique insights on the challenges and opportunities facing the company in the wireless markets.

Robert S. Roath, 68, has been a director of the company since May 1997. His current term expires at the 2013 annual meeting of shareholders. He served as Senior Vice President and Chief Financial Officer of RJR Nabisco, Inc. before his retirement in 1997. Mr. Roath is a long-time senior strategic and financial executive with diversified corporate and operating experience with various global companies, including Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse. He has been a director of Standard Parking, a provider of parking management services, since its initial public offering in May 2004 and became its Chairman of the Board in October 2009. Mr. Roath also serves as chairman of Standard Parking’s compensation committee. The board has concluded that Mr. Roath should serve as a director of the company because his achievements as an executive in operations, finance, strategy formulation, business development and mergers and acquisitions allow him to provide valuable guidance, especially with respect to the major financial policies and decisions of the company and the analysis of the business challenges and opportunities facing the company.

Amendment of the Articles of Incorporation to Implement a Majority Voting Standard
for all Director Elections Other than Contested Elections
(Proposal 2)

Description

On March 2, 2011, the board of directors voted unanimously to approve taking the necessary steps to implement a majority voting standard for all director elections other than contested elections. Specifically, the board has approved, and recommends that our shareholders approve, an amendment to the company’s articles of incorporation (the “Articles”) to provide that in all director elections other than contested elections director nominees shall be elected by the affirmative vote of the majority of votes cast by the shareholders represented in person or by proxy and entitled to vote in the election of directors.

The board of directors has determined that it is in the company’s best interests at this time to implement a majority voting standard for all director elections other than contested elections. Under Pennsylvania law, the default voting standard for the election of directors by shareholders is the plurality standard, under which directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected. The company currently has a plurality voting standard for the election of directors. In recent years, an increasing number of public companies have decided to substitute a majority voting standard for the plurality voting standard in uncontested director elections. This growing trend reflects the view that a majority voting standard enhances director accountability to the interests of the majority of shareholders. Many investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. After considering evolving best practices in corporate governance, input from the company’s shareholders and the company’s current circumstances, including its size and financial strength, the board has determined that in all director elections other than contested elections director nominees shall be elected by the affirmative vote of the majority of votes cast.

In determining whether to implement a majority voting standard as described above, the board of directors carefully reviewed the various arguments for and against a majority voting standard. The board believes that the adoption of the proposed majority voting standard in all director elections other than contested elections will give shareholders a greater voice in determining the composition of the board by lending more weight to shareholder votes against a nominee for director and by requiring more shareholder votes for a nominee than against a nominee in order for the nominee to be elected to the board. The adoption of this standard in all director elections other than contested elections is intended to reinforce the board’s accountability to the interests of the majority of our shareholders. The board believes, however, that a plurality voting standard should still apply in contested elections. If a majority voting standard were to be used in a contested election, fewer candidates or more candidates could be elected to the board than the number of board seats. Because the proposed majority voting standard (as described below) simply compares the number of “for” votes with the number of “against” votes for each director nominee without regard to voting for other candidates, it may not fill all board seats when there are more candidates than available board seats. Accordingly, the proposed amendment to the Articles would retain plurality voting in a contested election to avoid such results. For all of the reasons discussed above, the board of directors has determined that it is in the company’s best interests at this time to implement a majority voting standard for all director elections other than contested elections.

Thus, we seek to amend the Articles to implement a majority voting standard for all director elections other than contested elections. Under the proposed majority voting standard, for a nominee to be elected to the board in a director election other than a contested election, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions would not be considered votes cast “for” or “against” a nominee. If the company’s shareholders approve the proposed amendments, shareholders would be permitted to vote “for” or “against” or “abstain” from voting with respect to each nominee standing for election in any director election other than a contested election beginning at the 2012 annual meeting of shareholders. In contested elections, a plurality voting standard would still apply.

If shareholders approve the proposed amendment to the Articles, we will restate the Articles to reflect the amendment and will also amend our bylaws to make conforming changes and define the term “contested election.” Under our bylaws, as to be amended, a contested election would mean any election of directors that, as of a date that is five (5) business days in advance of the date the company files its definitive proxy statement (regardless of whether thereafter revised or supplemented) with the SEC, the number of nominees exceeds the number of directors to be elected.

We also will amend our corporate governance principles to address the treatment of holdover terms for any incumbent directors who fail to be re-elected under majority voting. Under Pennsylvania law and the Articles and our bylaws, an incumbent director who is not re-elected remains in office until his or her successor is elected and qualified, thereby continuing as a holdover director. The amended corporate governance principles will require an incumbent director who does not receive more votes cast “for” than “against” his or her election in a director election other than a contested election to tender his or her resignation to the nominating and corporate governance committee, which will make a recommendation to the board as to whether or not the resignation should be accepted. The board will act on the nominating and corporate governance committee’s recommendation within ninety (90) days following certification of the election results. In deciding whether to accept the resignation, the board will consider the recommendation of the nominating and corporate governance committee as well as any additional information and factors that the board believes to be relevant.

The description set forth above is a summary of the proposed amendment to the Articles. If the proposed amendment is approved by the shareholders, effective upon filing of the Articles of Amendment with the Department of State of the Commonwealth of Pennsylvania, a new Article Tenth would be added to the Articles as set forth below:

“ARTICLE TENTH

Subject to the rights of any class or series of stock entitled to elect Directors separately, at all meetings of shareholders for the election of Directors at which a quorum is present, each Director shall be elected by the vote of the majority of the votes cast by the shareholders represented in person or by proxy and entitled to vote in the election of the Director; provided, that if the election is a contested election (as such term shall be defined in the By-laws), the Directors, not exceeding the authorized number of Directors as fixed by the Board of Directors in accordance with the By-laws, shall be elected by a plurality vote of the shares represented in person or by proxy at any such meeting and entitled to vote in the election of the Directors. For purposes of this Article Tenth, a majority of the votes cast means that the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.”

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the amendment to the Articles to implement a majority voting standard for all director elections other than contested elections.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.

Approval of Advisory Resolution on Executive Compensation
(Proposal 3)

Description

We are asking shareholders to approve an advisory resolution on the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee has structured our executive compensation program to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. We motivate our executives primarily by “paying for performance,” or rewarding the accomplishment of individual and corporate goals through the use of performance-based compensation.

Our executive compensation programs have a number of features designed to promote these objectives, and, in 2010, the compensation committee took a number of actions to strengthen the company’s “pay for performance” philosophy by increasing the company’s use of performance-based compensation relative to time-based compensation.

We urge shareholders to read the Compensation Discussion and Analysis below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The compensation committee and the board of directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2011 annual meeting of shareholders:

RESOLVED, that the shareholders of InterDigital, Inc. (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the company’s 2011 annual meeting of shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the board of directors. Although non-binding, the board and the compensation committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast is required to approve the advisory resolution on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

Approval, on an Advisory Basis, of the
Frequency of Future Advisory Votes on Executive Compensation
(Proposal 4)

Description

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in proposal 3 above should occur every year, every two years or every three years.

After careful consideration, the board of directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the company at this time and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the board of directors recognizes that executive compensation disclosures are made annually. Given that the “say on pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. An annual advisory vote on executive compensation also is consistent with the company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the audit committee’s selection of independent auditors.

We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Notwithstanding the board’s recommendation and the outcome of the shareholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Vote Required and Board Recommendation

The frequency option receiving the majority (if any) of the votes cast at the annual meeting will be the frequency that shareholders approve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ONE YEAR WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Ratification of Appointment of
Independent Registered Public Accounting Firm
(Proposal 5)

Description

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2011. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the board is asking the shareholders to ratify the appointment as a matter of good corporate governance. If the shareholders do not ratify the appointment, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm in future years. Even if the shareholders ratify the appointment, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and shareholders.

Representatives from PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm, for the fiscal years ended December 31, 2010 and 2009 were as follows:

	2010	2009

Type of Fees
Audit Fees(1)	$575,000	$617,000
Audit-Related Fees(2)	$—	$70,000
Tax Fees(3)	$135,000	$363,000
All Other Fees(4)	$1,500	$1,500
Totals	$711,500	$1,051,500

(1)	Audit Fees consist of the aggregate fees billed by PwC for the above fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years.

(2)	Audit-Related Fees consist of the aggregate fees billed by PwC in 2009 for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees,” and relate primarily to consultation concerning financial accounting and reporting standards.

(3)	Tax Fees consist of the aggregate fees billed by PwC in the above fiscal years related to a foreign tax study and other technical advice related to foreign tax matters.

(4)	All Other Fees consist of the aggregate fees billed by PwC in the above fiscal years for certain accounting research software purchased by the company from PwC.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee has adopted a policy that requires the committee to pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the audit committee already has pre-approved, an engagement to provide the service requires specific pre-approval by the audit committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the services and associated fees under one of the following four categories: Audit Services, Audit-Related Services , Tax Services and All Other Services. All proposed services for the following year are discussed and pre-approved by the audit committee, generally at a meeting or meetings that take place during the October through December time period. In order to render approval, the audit committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided.

The audit committee has delegated pre-approval authority to its chairman for cases where services must be expedited. In cases where the audit committee chairman pre-approves a service provided by the independent registered public accounting firm, the chairman is required to report the pre-approval decisions to the audit committee at its next scheduled meeting. The company’s management periodically provides the audit committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of any additional services anticipated during the year.

All of the services performed by PwC related to fees disclosed above were pre-approved by the audit committee.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast at the annual meeting is required to ratify the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2011.

REPORT OF THE AUDIT COMMITTEE

As more fully described in our charter, the audit committee oversees the company’s financial reporting processes on behalf of the board. In fulfilling our oversight responsibilities, the audit committee has reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2010, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management has represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The audit committee has also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The audit committee has also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the accountant’s communications with the audit committee concerning independence and has discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, we recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2010 for filing with the SEC, and we retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2011.

AUDIT COMMITTEE:

Edward B. Kamins, Chairman
Jeffrey K. Belk
John A. Kritzmacher
Jean F. Rankin

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Steven T. Clontz, Chairman
Edward B. Kamins
John A. Kritzmacher
Jean F. Rankin

Compensation Discussion and Analysis

This Compensation Discussion and Analysis covers all material elements of the compensation awarded to, earned by or paid to the company’s executive officers named in the Summary Compensation Table that follows (the “named executive officers”), focusing on the principles underlying the company’s executive compensation policies and decisions.

Executive Summary

Compensation Objectives and Philosophy

The compensation and benefits provided to the company’s executives generally have as their primary purpose the attraction, retention and motivation of talented individuals who will drive the successful execution of the company’s strategic plan. Specifically, we:

•	Attract talented leaders to serve as executive officers of the company by setting executive compensation amounts and program targets at competitive levels for comparable roles in the marketplace;

•	Retain our executives by providing a balanced mix of short- and long-term compensation; and

•	Motivate our executives by “paying for performance,” or rewarding the accomplishment of individual and corporate goals through the use of performance-based compensation.

Elements of Compensation

The elements of our executive compensation reflect a mix of current and long-term, cash and equity and time- and performance-based compensation. For 2010, the material elements of each executive’s compensation included:

•	Base salary;

•	Short-term incentive plan (“STIP”) award, paid in cash;

•	Long-term compensation program (“LTCP”) awards, which employ cash and equity and time- and performance-based vehicles; and

•	Supplemental equity grant of restricted stock;

•	401(k) matching contributions; and

•	Various savings, health and welfare plans that are available to all U.S. employees of the company.

Compensation Program Design Changes

During 2010, we conducted a comprehensive review of our executive pay program and philosophy. As a result of that review, in late 2010 the compensation committee approved the following changes to the program to: (i) strengthen the company’s “pay for performance” philosophy by increasing the company’s use of performance-based compensation relative to time-based compensation, (ii) simplify the company’s overall compensation structure by reducing the number of compensation elements used and (iii) promote alignment with current market practices. Specifically, we:

•	Eliminated the supplemental equity program, which had provided executives with annual grants of restricted stock;

•	Raised STIP target award amounts by five percentage points of participants’ annual base salary;

•	Modified the structure of the LTCP to enhance the compensation committee’s capabilities to adapt to changing market compensation practices;

•	Elected not to make profit-sharing contributions to employee 401(k) accounts for the company’s performance in 2010, or for the foreseeable future; and

•	Redesigned and, with respect to the chief executive officer, increased the executive stock ownership guidelines.

Fiscal 2010 Company Performance and Impact on Compensation

The company delivered substantial profitability and positive cash flow in 2010. Despite the failure to enter into a patent licensing agreement with a top-five 3G handset manufacturer in 2010, the company’s total revenue grew to $394.5 million, an increase of $97.1 million, or 33%, over the prior year. This increase was driven primarily by new and renewed patent licensing agreements with other 3G handset manufacturers, growth in per-unit royalties from existing customers and technology transfer and engineering services revenue from new modem IP customers. Net income also increased in 2010 to $153.6 million, from $87.3 million in 2009. The company generated $103.6 million of free cash flow during 2010. Moreover, our strong year-end cash balance of $541.7 million enabled the initiation of a regular quarterly cash dividend. We also contributed our patented or patentable inventions into the various wireless standards and entered into joint research and development relationships with strategic partners to advance our new technologies.

Our executive compensation decisions for 2010 reflect our pay-for-performance philosophy and take into account the mixed, but overall positive, business results outlined above. The compensation committee approved a payout level of 84% of target for the achievement of corporate performance goals under the 2010 STIP, which rewarded executives for the robustness of the company’s general financial condition and their successes with respect to intellectual property rights (“IPR”) and technology development but acknowledged the failure to add or renew a patent license agreement with a top-five 3G handset manufacturer. Similarly, the compensation committee approved a payout level of 86% of target for the 2008-2011 cycle under the LTCP. This payout level corresponded to a combined achievement level of 94% of the two corporate performance goals under such LTCP cycle: (i) generate a specified amount of free cash flow over the cycle period and (ii) derive, at cycle-end, patent licensing and/or technology solutions revenue from a specified target percentage of the worldwide 3G handset market on terms consistent with the company’s strategic plan. Actual results with respect to the cash flow goal were above target, but actual results with respect to the market share goal were below target. We believe that these compensation decisions appropriately rewarded the executives for the company’s overall success in 2010 while recognizing the setback in the company’s goal to derive revenue from every 3G mobile device sold worldwide.

Factors Considered in Setting Compensation Amounts and Targets

In establishing compensation amounts and program targets for executives, the compensation committee considers the compensation levels and practices at peer companies. The compensation committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the compensation committee periodically reviews data on peer companies to gain perspective on the compensation levels and practices at these companies and to assess the relative competitiveness of the compensation paid to the company’s executives. The peer group data thus guides the compensation committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace.

The compensation committee engaged Compensation Strategies, Inc. (“CSI”) to assist it with the process of identifying peer group companies and gathering information on their executive compensation levels and practices. As part of the most recent market review conducted at the compensation committee’s direction in June 2009, CSI identified a peer group for the company that included 20 companies from the technology/communications industry sector, including several companies with patent licensing businesses. The peer group companies had annual revenues in 2008 ranging approximately from $140 million to $1.1 billion, with median revenue of approximately

$513 million, compared to InterDigital’s revenues of $395 million in 2010. The companies comprising the peer group were:

ADTRAN, Inc.	Avocent Corporation
Ciena Corporation	Comtech Telecommunications Corp.
DSP Group, Inc.	Harmonic Inc.
Infospace, Inc.	Openwave Systems Inc.
PMC-Sierra, Inc.	Polycom, Inc.
Powerwave Technologies, Inc.	Rambus Inc.
RF Micro Devices, Inc.	Rovi Corporation (f/k/a Macrovision Solutions Corporation)
Skyworks Solutions, Inc.	Sonus Networks, Inc.
Tekelec	Tessera Technologies, Inc.
TriQuint Semiconductor, Inc.	Viasat, Inc.

CSI gathered available information about the levels and targets for the material compensation elements, and overall compensation, for comparable executive-level positions at the peer group companies and provided the compensation committee with this data, which the compensation committee reviewed. The compensation committee’s general practice is to target the company’s executive compensation amounts and targets at or near the median in order to attract talented leaders to serve as executives of the company.

CSI did not provide any services to the company during 2010 other than the compensation consulting services described above.

Factors Considered in Establishing Goals and Determining Payouts

In order to motivate executives to drive the execution of the company’s strategic plan and achieve specific organizational and financial results, the compensation committee subscribes to a “pay for performance” philosophy and uses performance-based compensation to reward the accomplishment of individual and corporate goals. Individual and corporate goals are generally structured to challenge and motivate executives, so that reasonable “stretch” performances would yield a payout at or about 100% of target.

In determining payouts to the named executive officers under the company’s performance-based compensation programs, such as the STIP and the LTCP, the compensation committee considers the company’s performance relative to the established corporate goals. In the case of the STIP, the compensation committee also considers the individual performance of the named executive officer. As more fully described below, 75% of an STIP award paid to an executive is based on the achievement of corporate goals, and the remaining 25% is based on individual performance. Under the current LTCP as more fully described below, 75% of an executive’s LTCP award is based on the achievement of corporate goals, and the remaining 25% consists of time-based RSUs. The compensation committee has, and from time to time may, exercise discretion and judgment as to the company’s achievement of one or more established goals and thereby adjust, upward or downward, payouts under the STIP or the LTCP.

Role of Executive Officers in Determining Executive Compensation

The compensation committee determines the composition, structure and amount of all executive officer compensation and has final authority with respect to these compensation decisions. As part of the annual performance and compensation review for executive officers other than the chief executive officer, the committee considers the chief executive officer’s assessment of the other executive officers’ individual performances, including the identification of major individual accomplishments and any other recommendations of the chief executive officer with respect to their compensation. The chief executive officer also reports to the compensation committee on the company’s achievement of objectively measurable goals established under performance-based programs and provides his assessment of the company’s performance with respect to subjectively measured goals. From time to time, the compensation committee might also receive information from other executive officers, such as the chief administrative officer and the general counsel, about matters such as compensation trends and changes in the law that might affect the company’s compensation programs.

Current Compensation

Base Salary

Base salary is the guaranteed element of an executive’s current cash compensation, which the company chooses to pay because it affords each executive the baseline financial security necessary for the executive to focus on his or her day-to-day responsibilities. Base salaries for the executives are set at competitive levels to attract highly qualified and talented leaders, and the amounts reflect the relative influence and importance of each executive’s role within the company. The compensation committee reviews and approves base salaries for the executives annually and generally considers factors such as competitiveness with peer group data and any change in the scope of the executive’s responsibilities within the company. In order to maintain market competitiveness, the compensation committee may also consider updated information relating to salaries paid to similarly situated executives at the company’s peer group companies and changes in the Consumer Price Index.

The base salaries for senior management, including the named executive officers, remained flat from 2009 to 2010 because the peer group data did not support any adjustments as named executive officer salaries were at or near the median.

Short-Term Incentive Plan

The STIP is designed to reward the achievement of corporate goals and the individual accomplishments of the executives during each fiscal year. 75% of an STIP award paid to an executive is based on the achievement of corporate goals, and the remaining 25% is based on the individual performance of the executive. The targeted STIP award for each of the company’s executives is set as a percentage of annual base salary. The amounts of these target percentages are intended to reflect the relative influence and importance of each executive’s role within the company. For 2010, the targets were 75% of annual base salary for Mr. Merritt, 50% of annual base salary for Messrs. McQuilkin and Shay and 40% of annual base salary for Messrs. Lemmo and Nolan. These target percentages were set at or near the median based on peer group data and are also intended to reflect the relative influence and importance of each executive’s role within the company.

For 2010, the goals established by the compensation committee under the STIP involved securing additional patent licensees and revenue, strengthening organizational effectiveness, limiting cash spending, enhancing the company’s intellectual property portfolio and engaging new customers or strategic partners to further the development of new wireless technologies. The specific goals, and the relative weights assigned to each, were as follows:

2010 STIP Performance Goal	Description	Target Weight

Objectively Measurable Goals:		50%
Top-five 3G handset manufacturer licensing	The number and identity of top-five 3G handset manufacturers (defined by global market share) licensed or renewed during the year correspond to the attainment of 0% to 400% of the designated target weight percentage	(25)%
Cash spending	Excluding certain specified costs, hold cash spending below specified dollar amount to attain between 0% and 150% of the designated target weight percentage	(10)%
Non-top-five 3G handset manufacturer licensing	The discounted aggregate future revenue to be generated by audit settlements or new licenses with non-top-five 3G handset manufacturers (defined by global market share) during the year corresponds to the attainment of the designated target weight percentage	(5)%
IPR creation	Generate or identify certain numbers of patented or patentable contributions and gain acceptance of such inventions into approved and proposed wireless standards to attain the designated target weight percentage	(5)%
Customer/partner engagement for new technology development	The number of meaningful joint research and development or licensing arrangements for new wireless technologies entered into with strategic partners or customers corresponds to the attainment of 0% to 200% of the designated target weight percentage	(5)%
Subjectively Measured Goals:		50%
Organizational effectiveness	Complete comprehensive review of organizational competencies and compensation programs, leverage capabilities of internal audit function, develop plan to reduce long-term cost structure and maintain active and effective involvement in patent legislation efforts to attain the designated target weight percentage	(25)%
Compensation committee discretion	At the compensation committee’s sole discretion after considering the company’s overall performance during 2010, which corresponds to the attainment of the designated target weight percentage	(25)%
TOTAL		100%

The annual corporate goals are generally structured to challenge and motivate executives, so that reasonable “stretch” performances would collectively yield a payout at or about 100% of target. The payout under the portion of an STIP award attributable to corporate performance may range from 0% to 200% of the targeted amount for such portion. Historically, the company has posted performance results that collectively yielded payout levels of 75% with respect to the 2009 annual corporate goals, 100% with respect to the 2008 annual corporate goals, 83% with respect to the 2007 annual corporate goals, 52.5% with respect to the 2006 annual corporate goals and 94% with respect to the 2005 annual corporate goals. At the end of 2010, the chief executive officer reported to the compensation committee on the company’s achievement of the objectively measurable goals and provided his assessment of the company’s performance with respect to the subjectively measured goals for the year. The compensation committee considered the chief executive officer’s report and assessment, noting that the company delivered substantial profitability and positive cash flow in 2010 despite the failure to enter into a patent licensing agreement with a top-five 3G handset manufacturer. Following discussion among the members, the compensation committee determined that the company achieved, in the aggregate, 84% of the 2010 annual corporate goals, corresponding to a payout level of 84% of target.

In determining the STIP award to the chief executive officer for 2010, the compensation committee considered the recommendation of the chairman of the board, who is the primary liaison between the chief executive officer and the full board of directors, and reviewed the individual performance of the chief executive officer in 2010. For the other named executive officers, the compensation committee reviewed the performance assessments provided by the chief executive officer and also considered its own direct interactions with each named executive officer. As noted above, 75% of an STIP award paid to a named executive officer is based on the achievement of corporate goals, and the remaining 25% is based on individual performance. The payout under the portion of an STIP award attributable to individual performance may range from 0% to 150% of the targeted amount for such portion, depending upon the individual’s performance assessment. The STIP awards for 2010 paid to the named executive officers in 2011 were entirely in cash. The Grants of Plan-Based Awards Table below reports the target and maximum bonus amounts for each named executive officer for 2010 under the STIP, and the Summary Compensation Table below reports the amounts actually earned by the named executive officers for 2010 under the STIP.

In late 2010, as part of the effort to bolster the company’s “pay for performance” philosophy, the compensation committee made a determination to increase the company’s use of performance-based compensation, such as the STIP, relative to time-based compensation. As a result, the STIP target award amounts for all employees, including the executives, were increased by five percentage points of the participants’ annual base salary, and the company’s supplemental equity program was eliminated, as more fully described below. Accordingly, effective January 1, 2011, the targets under the STIP, expressed as a percentage of annual base salary, are 80% for Mr. Merritt, 55% for Messrs. McQuilkin and Shay and 45% for Messrs. Lemmo and Nolan.

Supplemental Equity Program

On January 15, 2010, each executive received a grant of 1,000 shares of the company’s common stock, subject to a one-year restriction on transferability, pursuant to the company’s supplemental equity program. As discussed above, in late 2010, as part of the effort to bolster the company’s “pay for performance” philosophy, the compensation committee made a determination to increase the company’s use of performance-based compensation relative to time-based compensation. As a result, the supplemental equity program, which provided time-based equity awards, was eliminated effective January 1, 2011.

Savings and Protection (401(k)) Plan

The company’s Savings and Protection Plan (“401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which employees, including executives, are able to contribute the lesser of 100% of their annual base salary or the annual limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s salary contributed to the 401(k) plan, up to the cap mandated by the IRS. The company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.

Profit-Sharing Program

The compensation committee has elected not to make any profit-sharing contributions to employee 401(k) accounts for the company’s performance in 2010, or for the foreseeable future, pursuant to a discretionary provision in the 401(k) Plan. This decision is not intended to be reflective of the company’s recent financial performance but rather is consistent with the compensation committee’s desire to simplify the company’s overall compensation structure.

Long-Term Compensation

The LTCP, which consists of both time-based and performance-based compensation, is designed to enhance retention efforts by incentivizing executives to remain with the company to drive the company’s long-term strategic plan. The performance-based components of the LTCP also motivate manager-level participants, including executives, by rewarding the accomplishment of long-term corporate goals.

The LTCP generally consists of overlapping three-year cycles that start on January 1st of each year. The following chart illustrates the periods of each cycle that has commenced on or after January 1, 2008 under the LTCP:

	2008	2009	2010	2011	2012	2013
Cash Cycle 3 (2008-2011)

RSU Cycle 4 (2009-2012)

Cycle 5 (2010-2013)

Cycle 6 (2011-2014)

In late 2010, the compensation committee approved certain changes to the structure of the LTCP in order to enhance the compensation committee’s capabilities to adapt to changing market compensation practices and minimize the erratic accounting expense patterns for the company that resulted from the previous structure. Effective for each cycle that commences on or after January 1, 2010, all manager-level LTCP participants, including executives, receive a portion of their LTCP participation in the form of time-based RSUs. The remainder of their LTCP participation consists of performance-based awards granted under the long-term incentive (“LTI”) component of the LTCP, as more fully described below.

Each LTCP participant’s target award for each cycle is established as a percentage of his or her base salary. Participants may earn a pro-rata portion of their awards under the LTCP in the event of death, disability or retirement or if the company terminates their employment without cause. Participants also may earn their full awards in the event of a change in control of the company, as defined under the LTCP.

Cycle 6 (2011-2014)

For the cycle that began on January 1, 2011 and runs to January 1, 2014 (“Cycle 6”), each named executive officer received 25% of his LTCP participation in the form of time-based RSUs that vest in full on the third anniversary of the grant date, or at the end of the cycle. Unvested time-based RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest. The remaining 75% of his LTCP participation for the cycle consists of an LTI award paid based on the company’s achievement during the cycle period of a pre-approved goal established by the compensation committee.

The percentages of January 1, 2011 base salaries used to calculate the LTCP awards to the named executive officers under Cycle 6 were as follows. Such percentages are intended to reflect the relative influence and importance of each named executive officer’s role within the company.

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
James J. Nolan	90%
Lawrence F. Shay	100%

The objectives underlying the goal established for the LTI awards under Cycle 6 are to drive the company’s strategic plan and complement the annual STIP performance goals for each of the three years covered by the cycle. The goal associated with Cycle 6 is to generate a specified amount of free cash flow over the period of the cycle.

The 2011-2014 Cycle goal is designed to challenge and motivate management to achieve a result that yields a payout at or about 100% of target. 100% achievement of the corporate goal results in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by two percentage points, with a threshold payout of 60% of target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no payout would occur under the LTI awards. Historically, the company has achieved results that yielded payouts at 86%, 20%, 50%, 102.5% and 175% of target, or no payout at all. The LTI awards granted under Cycle 6 may be paid out, at the compensation committee’s sole discretion at the end of the cycle, in the form of cash, company common or restricted stock or stock options or any combination thereof. This flexibility helps to enhance the compensation committee’s capabilities to adapt to changing market compensation practices and minimize the erratic accounting expense patterns for the company.

Cycle 5 (2010-2013)

For the cycle that began on January 1, 2010 and runs to January 1, 2013 (“Cycle 5”), each named executive officer received 25% of his LTCP participation in the form of time-based RSUs that vest in full on the third anniversary of the grant date, or at the end of the cycle. Unvested time-based RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest. The remaining 75% of his LTCP participation for Cycle 5 consists of an LTI award paid based on the company’s achievement during the cycle period of a pre-approved goal established by the compensation committee.

The percentages of January 1, 2010 base salaries used to calculate the LTCP awards to the named executive officers under Cycle 5 were as follows. Such percentages are intended to reflect the relative influence and importance of each named executive officer’s role within the company.

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
James J. Nolan	90%
Lawrence F. Shay	100%

The objectives underlying the goal established for the LTI awards under Cycle 5 are to drive the company’s strategic plan and complement the annual STIP performance goals for each of the three years covered by the cycle. The goal associated with Cycle 5 is to generate a specified amount of free cash flow over the period of the cycle.

The 2010-2013 Cycle goal is designed to challenge and motivate management to achieve a result that yields a payout at or about 100% of target. 100% achievement of the corporate goal results in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by two percentage points, with a threshold payout of 60% of target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no payout would occur under the LTI awards. Historically, the company has achieved results that yielded payouts at 86%, 20%, 50%, 102.5% and 175% of target, or no payout at all. The LTI awards granted under Cycle 5 may be paid out, at the compensation committee’s sole discretion at the end of the cycle, in the form of cash, company common or restricted stock or stock options or any combination thereof. This flexibility helps to enhance the compensation committee’s capabilities to adapt to changing market compensation practices and minimize the erratic accounting expense patterns for the company.

RSU Cycle 4 (2009-2012)

For the cycle that began on January 1, 2009 and runs to January 1, 2012 (“RSU Cycle 4”), each named executive officer received 50% of his LTCP participation in the form of time-based RSUs that vest in full on the third anniversary of the grant date, or at the end of the cycle. The remaining 50% of his LTCP participation for RSU Cycle 4 consists of performance-based RSUs that vest at the end of the cycle depending on the company’s achievement during the cycle period of pre-approved goals established by the compensation committee. Unvested time-based and performance-based RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest.

The percentages of January 1, 2009 base salaries used to calculate the LTCP awards to the named executive officers under RSU Cycle 4 were as follows. These percentages are intended to reflect the relative influence and importance of each named executive officer’s role within the company. Effective January 1, 2009, the compensation committee increased Mr. McQuilkin’s LTCP target percentage from 90% to 100% after consulting market and industry data and in order to maintain competitiveness with respect to compensation for comparable roles in the marketplace and also increased Mr. Nolan’s LTCP target percentage from 80% to 90% because, pursuant to the terms and conditions of the LTCP, he had served in his capacity for a specified period.

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
James J. Nolan	90%
Lawrence F. Shay	100%

The objectives underlying the goals established for the performance-based RSUs granted under RSU Cycle 4 are to drive the company’s strategic plan and complement the annual STIP performance goals for each of the three years covered by the cycle. The goals associated with the performance-based RSUs granted under RSU Cycle 4 are to: (i) generate a specified amount of free cash flow over the cycle period and (ii) derive, at cycle-end, patent licensing and/or technology solutions revenue from a specified target percentage of the worldwide 3G handset market on terms consistent with the company’s strategic plan.

The 2009-2012 Cycle goals are structured to challenge and motivate management to achieve results that collectively yield a payout at or about 100% of target. 100% achievement of the corporate goals set by the compensation committee results in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by four percentage points, with a threshold payout of 20% of target and a maximum payout of 300% of target. Accordingly, for performance that falls below 80% achievement, none of the performance-based RSUs would vest. Historically, the company has achieved results that yielded payouts at 86%, 20%, 50%, 102.5% and 175% of target, or no payout at all.

Cash Cycle 3 (2008-2011)

For the cycle that began on January 1, 2008 and ran through December 31, 2010 (“Cash Cycle 3”), each named executive officer received 100% of his LTCP participation in the form of a cash award paid based on the company’s achievement during the cycle period of pre-approved goals established by the compensation committee.

The percentages of January 1, 2008 base salaries used to calculate the LTCP cash awards to the named executive officers under Cash Cycle 3 were as follows. Such percentages are intended to reflect the relative influence and importance of each named executive officer’s role within the company. Effective January 1, 2008, the compensation committee increased Mr. Lemmo’s LTCP target percentage from 80% to 90% because, pursuant to the terms and conditions of the LTCP, he had served in his capacity for a specified period. Effective with Mr. Shay’s promotion on January 1, 2008 to Executive Vice President, Intellectual property, and Chief Intellectual Property Counsel, the compensation committee increased Mr. Shay’s LTCP target percentage from 80% to 100%.

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	80%
Mark A. Lemmo	90%
James J. Nolan	80%
Lawrence F. Shay	100%

The objectives underlying the goals established for Cash Cycle 3 were to drive the company’s strategic plan and complement the annual STIP performance goals for each of the three years covered by the cycle. The goals associated with Cash Cycle 3 were to: (i) generate a specified amount of free cash flow over the cycle period and (ii) derive, at cycle-end, patent licensing and/or technology solutions revenue from a specified target percentage of the worldwide 3G handset market on terms consistent with the company’s strategic plan.

The 2008-2011 Cycle goals were structured to challenge and motivate management to achieve results that collectively yield a payout at or about 100% of target. 100% achievement of the corporate goals set by the compensation committee would have resulted in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by two and one half percentage points, with a threshold payout of 50% of target and a maximum payout of 225% of target. After reviewing the company’s progress toward these goals as of December 31, 2010, the compensation committee determined the company’s aggregate goal achievement under Cash Cycle 3 to be 94% and authorized payouts at the 86% level. The company’s results with respect to the cash flow goal were above target, but the results with respect to the market share goal were below target.

Grant Practices

The terms and conditions of the LTCP provide that RSU grant values are calculated as a target percentage of the participant’s base salary at either the beginning of the cycle or, if the participant joined the company during the first two years of the cycle or was promoted during the first six months of the cycle, his or her date of hire or promotion, respectively. This amount is then divided by the fair market value of the company’s common stock either at the beginning of the cycle or the date of hire or promotion, as applicable, to determine the number of RSUs to be granted. For example, if a participant’s target RSU award value is equal to 90% of his or her base salary of $250,000 (i.e., $225,000), and the closing fair market value of our common stock on the last business day of the year prior to the commencement of the cycle is $30, the participant would automatically be granted 7,500 RSUs on the first day of the new cycle. The compensation committee believes that the procedures described above for setting the grant date of equity awards provide assurance that the grant timing does not take advantage of material nonpublic information.

From time to time, the compensation committee may, in its sole discretion, grant additional equity awards to executives, including the named executive officers, outside of the LTCP and the other compensation programs described above. In approving such awards, the compensation committee may consider the specific circumstances of the grantee, including, but not limited to, promotion, expansion of responsibilities, exceptional achievement recognition and retention concerns.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code generally limits the company’s tax deduction for compensation paid to its chief executive officer and other named executive officers (other than the chief financial officer) to $1 million per person in any tax year. Qualified performance-based compensation is not subject to the deduction limit if specified requirements are met. The compensation committee has considered the effects of Section 162(m) when implementing compensation plans and taken into account whether preserving the tax deductibility of compensation paid to named executive officers could impair the operation and effectiveness of the company’s compensation programs. The compensation committee believes it is important to maintain flexibility to make adjustments to the company’s LTCP, despite the fact that certain amounts paid to executives in excess of $1 million may not be deductible.

Stock Ownership Guidelines

To align further the interests of our executives with those of our shareholders, the company has established executive stock ownership guidelines. In late 2010, the compensation committee amended the guidelines to promote alignment with current market practices. The chief executive officer’s target ownership level was increased to an amount of company common stock with a value of at least five times his current annual base salary. The other named executive officers are expected to own company stock with a value of at least a multiple of two (Messrs. Lemmo and Nolan) or three (Messrs. McQuilkin and Shay) times their current annual base salary. Qualifying stock includes shares of common stock held outright or through the company’s 401(k) plan, restricted stock and, on a pre-tax basis, unvested time-based RSUs. Any executive who has not reached or fails to maintain his or her target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until his or her guideline is met. An executive may not effect any disposition of shares that results in his or her holdings falling below the target level without the express approval of the compensation committee. As of March 31, 2011, all of the named executive officers had reached their target ownership levels.

Prohibition Against Hedging Company Stock

The company’s insider trading policy prohibits directors, officers, employees and consultants of the company from engaging in any hedging transactions involving company stock.

Employment Agreements

The company has entered into employment agreements with each of the named executive officers that provide severance payments and benefits in the event of termination of employment under specified circumstances, including termination of the named executive officer’s employment within one year after a change of control of the company, as defined in the employment agreement. Severance payments and benefits provided under the employment agreements are used to attract and retain executives in a competitive industry that has experienced ongoing consolidation and to ease an individual’s transition in the event of an unexpected termination of employment due to changes in the company’s needs. Information regarding the nature and circumstances of payouts upon termination is provided below under the heading “Potential Payments upon Termination or Change in Control.”

Compensation-Related Risk Assessment

We have assessed our employee compensation policies and practices and determined that they are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, senior members of the company’s legal department considered all components of our compensation program and assessed any associated risks. In connection with the company’s ERM efforts, our performance-based compensation elements, such as the STIP and the performance-based RSUs and cash and LTI awards under the LTCP, were identified by members of the company’s legal, human resources and corporate compliance departments as program features that could potentially lead to increased risk-taking by company executives or employees. Senior officers involved in the company’s ERM efforts, which include the director of corporate compliance, the general counsel and the chief administrative officer, then considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, current and long-term and time- and performance-based compensation; (ii) our use of third party consultants to measure our compensation program against industry and market best practices; (iii) the company’s adoption of and adherence to various compliance programs, including a code of ethics and a system of internal controls and procedures; and (iv) the oversight and discretion that can be exercised by the compensation committee over the performance metrics and results under the STIP and the LTCP. Based on the assessment described above, senior members of the company’s legal department concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the company and reviewed this conclusion with the compensation committee.

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our named executive officers in the last three years. Our named executive officers include our chief executive officer, chief financial officer and our three other most highly compensated executive officers who were serving as executive officers of the company at December 31, 2010. Additional information regarding the items reflected in each column follows the table.

				Non-Equity
			Stock	Incentive Plan		All Other
		Salary	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)(1)(2)	($)(3)		($)(4)	($)

William J. Merritt	2010	500,000	175,720	926,500	(5)	8,040	1,610,260
President and Chief	2009	500,000	737,500	323,438		11,715	1,572,653
Executive Officer	2008	500,000	—	1,181,250		11,040	1,692,290
Scott A. McQuilkin	2010	307,500	266,268	366,894	(6)	8,640	949,302
Chief Financial Officer	2009	307,500	472,500	128,765		12,315	921,080
	2008	294,250	97,300	310,200		11,040	712,790
Mark A. Lemmo	2010	316,500	96,934	373,162	(7)	8,040	794,636
Executive Vice President,	2009	316,500	312,350	102,863		11,715	743,428
Corporate and Business Development	2008	304,365	—	626,141		11,040	941,546
James J. Nolan	2010	267,000	211,795	293,118	(8)	8,040	779,953
Executive Vice President,	2009	267,000	350,300	90,780		11,475	719,555
Research & Development	2008	250,380	58,380	304,194		11,800	624,754
Lawrence F. Shay	2010	328,900	233,944	458,533	(9)	8,040	1,029,417
Executive Vice President,	2009	328,900	576,400	137,727		11,715	1,054,742
Intellectual Property, and	2008	310,000	211,800	576,993		11,040	1,109,833
Chief Intellectual Property Counsel

(1)	Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for time-based and performance-based RSUs, discretionary RSUs and restricted stock awards granted during the designated fiscal year. The assumptions used in valuing these RSU and restricted stock awards are incorporated by reference to Notes 2 and 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees and directors is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award information for 2008 based on the amount recognized during that year for financial statement reporting purposes with respect to stock awards (which meant, in effect, that amounts reported for that year could reflect amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, changes in the SEC’s disclosure rules require that we now present the stock award amounts in the applicable columns of the table above with respect to 2008 on a similar basis as the 2009 and 2010 presentation, using the aggregate grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock awards in 2008 differ from the amounts originally reported in our Summary Compensation Table for that year. As a result, each named executive officer’s total compensation amount for 2008 also differs from the amount originally reported in our Summary Compensation Table for that year.

(2)	The grant date fair values of performance-based RSUs are reported based on the probable outcome of the performance conditions, in accordance with SEC rules.

(3)	Amounts reported for fiscal 2010 include the value of bonuses earned under the company’s STIP and payouts earned pursuant to Cash Cycle 3 under the LTCP. Amounts reported for fiscal 2009 represent the value of bonuses paid under the STIP. Amounts reported for fiscal 2008 include the value of bonuses paid under the STIP and payouts earned pursuant to Cash Cycle 2a under the LTCP.

(4)	The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2010:

	401(k) Plan
	Matching	Life Insurance
	Contributions	Premiums	Total
Named Executive Officer	($)(a)	($)(b)	($)

William J. Merritt	7,350	690	8,040
Scott A. McQuilkin	7,350	1,290	8,640
Mark A. Lemmo	7,350	690	8,040
James J. Nolan	7,350	690	8,040
Lawrence F. Shay	7,350	690	8,040

(a)	Amounts reported represent 50% matching contributions provided by the company to all employees, including the named executive officers, on the first 6% of the employee’s salary contributed to the 401(k) plan in fiscal 2010, up to the maximum amount permitted by the IRS.

(b)	Amounts reported represent premium amounts paid by the company for group term life insurance for the benefit of each named executive officer.

(5)	Amount reported includes $367,500 paid under the STIP and $559,000 paid pursuant to Cash Cycle 3 under the LTCP.

(6)	Amount reported includes $139,144 paid under the STIP and $227,750 paid pursuant to Cash Cycle 3 under the LTCP.

(7)	Amount reported includes $111,408 paid under the STIP and $261,754 paid pursuant to Cash Cycle 3 under the LTCP.

(8)	Amount reported includes $99,324 paid under the STIP and $193,794 paid pursuant to Cash Cycle 3 under the LTCP.

(9)	Amount reported includes $165,273 paid under the STIP and $293,260 paid pursuant to Cash Cycle 3 under the LTCP.

Grants of Plan-Based Awards in 2010

The following table summarizes the grants of LTI awards (LTI) under Cycle 5 of the LTCP, cash awards under the STIP, awards of restricted stock (RS) granted pursuant to the company’s supplemental equity program (which was eliminated effective January 1, 2011), time-based RSU awards (TRSU) under Cycle 5 of the LTCP and discretionary time-based RSU awards (DRSU) under the company’s 2009 Stock Incentive Plan (the “2009 Plan”), each made to the named executive officers during the year ended December 31, 2010. Each of these types of awards is discussed in the Compensation Discussion and Analysis above.

						All Other
			Estimated Future			Stock	Grant
			Payouts Under			Awards:	Date Fair
			Non-Equity Incentive			Number of	Value of
	Type		Plan Awards			Shares of	Stock
	of	Grant	Threshold	Target	Maximum	Stock or	Awards
Name	Award	Date	($)	($)	($)	Units(#)	($)(1)

William J. Merritt	STIP(2)		0	375,000	703,125
	LTI(3)		270,000	450,000	900,000
	RS(4)	1/15/2010				1,000	25,720
	TRSU	11/1/2010				4,552	150,000
Scott A. McQuilkin	STIP(2)		0	153,750	288,281
	LTI(3)		138,375	230,625	461,250
	DRSU(5)	1/1/2010				3,000	79,673
	RS(4)	1/15/2010				1,000	25,720
	TRSU	11/1/2010				2,333	76,875
	DRSU(5)	12/30/2010				2,000	84,000
Mark A. Lemmo	STIP(2)		0	126,600	237,375
	LTI(3)		128,183	213,638	427,275
	RS(4)	1/15/2010				1,000	25,720
	TRSU	11/1/2010				2,161	71,214
James J. Nolan	STIP(2)		0	106,800	200,250
	LTI(3)		108,135	180,225	360,450
	RS(4)	1/15/2010				1,000	25,720
	TRSU	11/1/2010				1,823	60,075
	DRSU(5)	12/30/2010				3,000	126,000
Lawrence F. Shay	STIP(2)		0	164,450	308,344
	LTI(3)		148,005	246,675	493,350
	RS(4)	1/15/2010				1,000	25,720
	TRSU	11/1/2010				2,495	82,224
	DRSU(5)	12/30/2010				3,000	126,000

(1)	Grant date fair value of restricted stock and RSUs is determined in accordance with FASB ASC Topic 718. Additional information relating to assumptions used in determining such values is incorporated by reference to Notes 2 and 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2010.

(2)	Amounts reported represent the potential performance-based incentive cash payments the named executive officer could earn pursuant to the STIP for fiscal 2010. The actual amount earned for fiscal 2010 was based on the company’s achievement of the 2010 corporate goals established by the compensation committee in March 2010 and the individual performance of the named executive officer during 2010. At the time of grant, the incentive payment could range from $0 to the maximum amount indicated. The STIP for fiscal 2010 did not provide for a threshold payment amount. The actual amount earned for 2010 and paid in 2011 is set forth in the Summary Compensation Table above.

(3)	Amounts reported represent the potential performance-based payments the named executive officer could earn pursuant to his LTI award under Cycle 5 of the LTCP, which may be paid out, at the compensation committee’s sole discretion at the end of the cycle, in the form of cash, company common or restricted stock or stock options or any combination thereof.

(4)	This award is a grant of shares of the company’s common stock that are subject to a one-year restriction on transferability and have the right to receive dividends. These awards were granted pursuant to the company’s supplemental equity program, which was eliminated effective January 1, 2011.

(5)	This award is a one-time discretionary grant to the named executive officer and vests annually, in three equal installments, beginning on the grant date. These time-based RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the award vests.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table sets forth information concerning unexercised options, unvested stock and outstanding equity incentive plan awards of the named executive officers as of December 31, 2010.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number	Value of
			Option Awards(1)				Market	of Unearned	Unearned
			Number of			Number of	Value of	Shares,	Shares,
			Securities			Shares or	Shares or	Units or	Units or
			Underlying			Units of	Units of	Other	Other
			Unexercised	Option		Stock That	Stock That	Rights	Rights
			Options	Exercise	Option	Have Not	Have Not	That Have	That Have
			Exercisable	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Grant Date		(#)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

William J. Merritt	01/01/09	(6)				1,334	55,548
	01/01/09					10,909	454,251
	01/01/09							10,909	454,251
	11/01/10					4,552	189,545
Scott A. McQuilkin	03/20/08	(6)				1,667	69,414
	01/01/09	(6)				1,667	69,414
	01/01/09					5,591	232,809
	01/01/09							5,591	232,809
	01/01/10	(6)				2,000	83,280
	11/01/10					2,333	97,146
	12/30/10	(6)				1,334	55,548
Mark A. Lemmo	01/01/09					5,179	215,654
	01/01/09							5,179	215,654
	11/01/10					2,161	89,984
James J. Nolan	12/18/02		2,250	15.34	12/18/12
	03/20/08	(6)				1,000	41,640
	01/01/09	(6)				1,000	41,640
	01/01/09					4,369	181,925
	01/01/09							4,369	181,925
	11/01/10					1,823	75,910
	12/30/10	(6)				2,000	83,280
Lawrence F. Shay	01/01/09	(6)				2,667	111,054
	01/01/09					5,980	249,007
	01/01/09							5,980	249,007
	11/01/10					2,495	103,892
	12/30/10	(6)				2,000	83,280

(1)	Commencing in 2004, the awarding of stock options was limited to newly hired employees. In 2006, the company ceased awarding stock options altogether. As of December 31, 2010, all reported option awards were fully vested and exercisable.

(2)	Amounts reported represent awards of time-based RSUs. Unless otherwise indicated, all awards made on January 1, 2009 are time-based RSUs granted pursuant to RSU Cycle 4 under the LTCP and are scheduled to vest in full on January 1, 2012. All awards made on November 1, 2010 are time-based RSUs granted pursuant to Cycle 5 under the LTCP and are scheduled to vest in full on January 1, 2013.

(3)	Values reported were determined by multiplying the number of unvested time-based RSUs by $41.64, the closing price of our common stock on December 31, 2010.

(4)	Amounts reported were based on target performance measures and represent awards of performance-based RSUs made pursuant to the LTCP. All awards were granted under RSU Cycle 4 and are scheduled to vest in full on January 1, 2012, provided that the compensation committee determines that at least the threshold level of performance was achieved with respect to the goals associated with the cycle.

(5)	Values reported were based on target performance measures and determined by multiplying the number of unvested performance-based RSUs by $41.64, the closing price of our common stock on December 31, 2010.

(6)	Award constitutes a one-time discretionary grant scheduled to vest annually, in three equal installments, beginning on the grant date.

Option Exercises and Stock Vested in 2010

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2010 for the named executive officers.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

William J. Merritt	85,000	1,551,438	10,703	283,432
Scott A. McQuilkin	—	—	10,528	287,183
Mark A. Lemmo	34,000	340,060	4,964	131,004
James J. Nolan	24,000	463,825	6,790	194,942
Lawrence F. Shay	22,000	455,280	11,574	319,205

(1)	Amount reported represents the total pre-tax value realized (number of shares exercised times the difference between the closing price of our common stock on the exercise date and the exercise price).

(2)	Amounts reported represent the total pre-tax value realized upon the vesting of restricted stock or RSUs (number of shares vested times the closing price of our common stock on the vesting date).

Potential Payments upon Termination or Change in Control

Named Executive Officer Employment Agreements

Each of the named executive officers has entered into an employment agreement and is party to various other arrangements with the company that provides severance pay and benefits, among other things, in certain events of termination of employment, as described below.

Pursuant to the terms of the LTCP, if the named executive officer’s employment terminates in the event of long-term disability, death or absenteeism or is terminated by the company without cause (each as described below), the named executive officer would be entitled to pro-rata vesting of all time-based RSUs. If the named executive officer’s employment terminates for any reason during the first year of an LTCP cycle, the named executive officer forfeits eligibility to receive any cash award and all performance-based RSUs under that cycle. If, however, the named executive officer’s employment terminates during the second or third year of a cycle in the event of long-term disability, death or absenteeism or is terminated by the company without cause, the named executive officer would be eligible to earn a pro-rata portion of the cash award and performance-based RSUs under that cycle. Pursuant to the terms of the STIP, which require an employee to be working actively at the time of the payout (unless involuntarily terminated other than for intentional wrongdoing after the end of the plan year, but before the bonus is paid), the named executive officer would not be eligible to receive a bonus under the plan, with the exception of Mr. Shay, who is entitled to receive an amount equal to 100% of his target bonus for the year in which the change in control of the company occurs. Any rights that the named executive officers have under these plans in connection with other termination scenarios are discussed below in connection with the relevant scenario.

Termination for Long-Term Disability

The company may terminate the employment of a named executive officer in the event of his long-term disability (as that term is defined in our Long-term Disability Plan), such that he is not otherwise qualified to perform the essential functions of his job either with or without reasonable accommodation. In the event the named executive officer’s employment terminates due to a long-term disability, the named executive officer is entitled to receive:

•	All accrued but unpaid (as of the date of termination) base salary; and

•	Other forms of compensation and bonus payable or provided in accordance with the terms of any then existing compensation, bonus or benefit plan or arrangement, including payments prescribed under any disability or life insurance plan or arrangement (“Other Compensation”).

Messrs. Merritt and Lemmo are also entitled to receive benefits that are provided to our similarly situated executive officers, including, without limitation, medical and dental coverage, optional 401(k) participation and expense reimbursement (“Benefits”). In addition, provided that Mr. Merritt or Mr. Lemmo executes our standard termination letter, which includes, among other things, a broad release of all claims against us and a reiteration of confidentiality and other post-termination obligations (a “Termination Letter”), each is entitled to receive, for a period of 18 months (in the case of Mr. Merritt) or one year (in the case of Mr. Lemmo) following termination: (i) regular installments of his base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability, in which he was entitled to participate at the time of termination, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him.

Termination Due to Retirement

The company’s retirement eligibility age is 70. For purposes of determining eligibility, the company employs a formula that sums the employee’s years of service and age. For each of the named executive officers, successfully meeting this eligibility requirement causes the vesting, on a pro-rata basis, of all otherwise unvested RSUs. For time-based RSUs, the pro-rated amount of RSUs will be determined by multiplying the full time-based award amount by a fraction equal to the portion of the vesting period that had transpired prior to the cessation of employment. For performance-based RSUs, the pro-rated amount will be determined as described above, but not until the LTCP cycle is completed and a determination has been made regarding performance against established goals.

Termination by Death

In the event of the termination of a named executive officer’s employment due to death, the company will pay to the named executive officer’s executors, legal representatives or administrators an amount equal to the accrued but unpaid portion of the named executive officer’s base salary, Benefits and Other Compensation up through the date on which he dies. The named executive officer’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which the named executive officer is a participant as our employee, and to exercise any rights afforded under any compensation or benefit plan then in effect.

Termination for Cause

The company may terminate a named executive officer’s employment at any time for “cause” upon the occurrence of any of the following: (i) any material breach by the named executive officer of any of his obligations under his employment agreement that is not cured within 30 days after he receives written notification from the company of the breach or (ii) other conduct by the named executive officer involving any type of willful misconduct with respect to the company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or conviction of a felony. In the event of a termination of the named executive officer’s employment for cause, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation.

Pursuant to the terms of the LTCP, the named executive officer forfeits any rights under the LTCP and the STIP if his employment terminates for cause.

Termination Without Cause

The company may terminate a named executive officer’s employment at any time, for any reason, without cause upon 30 days prior written notice to the named executive officer. In the event of a termination without cause, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executes a Termination Letter, the named executive officer is entitled to receive: (i) severance in an amount equal to his base salary, payable in equal installments, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination. Mr. Merritt’s employment agreement provides that he is also entitled to receive additional severance equal to 50% of his target bonus for the year in which the termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Termination for Absenteeism

The company may terminate a named executive officer’s employment in the event that he is absent for more than 150 days within any 12-month period. In the event of termination due to absenteeism, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executes a Termination Letter, he is entitled to receive, for a period of one year (18 months in the case of Mr. Merritt) following termination: (i) regular installments of his base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the named executive officer was entitled to participate at the time of termination and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him. Mr. Merritt’s employment agreement provides that he is also entitled to receive an additional severance amount equal to 50% of his target bonus for the year in which termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Termination by the Named Executive Officer

A named executive officer may terminate his employment with us at any time, for “good reason” or without “good reason,” provided that the date of termination is at least 30 days after the date he gives written notice of the termination to the company. For this purpose, “good reason” means: (i) the company’s failure to pay in a timely manner the named executive officer’s base salary or any other material form of compensation or material benefit to be paid or provided to him under his employment agreement or (ii) any other material breach of our obligations under his employment agreement that is not cured within 30 days after the company receives written notification from the named executive officer of the breach. In the event that the named executive officer terminates his employment, either for good reason or without good reason, he is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, if the termination is for good reason, and provided that the named executive officer executes a Termination Letter, he is entitled to receive: (a) severance in an amount equal to his base salary, payable in equal installments, and (b) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination.

Mr. Merritt’s employment agreement provides that he is also entitled to receive additional severance equal to 50% of his target bonus for the year in which termination occurs, payable in equal installments over the period of 18 months after the date of termination. Pursuant to the terms of the LTCP and the STIP, Mr. Merritt forfeits any rights under these plans if he terminates his employment for any reason. If a named executive officer other than Mr. Merritt terminates his employment with us without good reason, the company generally may elect to pay severance of up to one year’s salary and continuation of medical and dental benefits for a period of one year.

Termination Following a Change in Control

If the company terminates a named executive officer’s employment (except for cause), or the named executive officer terminates his employment with us (whether or not for good reason) within one year following a change in control of the company, he is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided that he executes a Termination Letter, the named executive officer is entitled to receive, on the date of termination, an amount equal to two years’ worth of his base salary. Mr. Shay is also entitled to receive an amount equal to 100% of his target bonus for the year in which the change in control of the company occurs. For this purpose, “change in control of the company” means the acquisition (including by merger or consolidation, or by our issuance of securities) by one or more persons, in one transaction or a series of related transactions, of more than 50% of the voting power represented by our outstanding stock on the date of the named executive officer’s employment agreement, or a sale of substantially all of our assets.

Pursuant to the terms of the LTCP, upon termination of employment following a change in control (except for cause), the named executive officer is entitled to an early payout of his LTCP cash award in an amount that is the greater of either: (i) his target LTCP cash award or (ii) the LTCP cash award that would have been due to him at the end of the relevant LTCP cycle (but for the change in control), assuming the performance level achieved prior to the change in control continues to be the same through the remainder of the cycle. In addition, for each named executive officer, the occurrence of a change in control causes all otherwise unvested performance-based and time-based RSUs (whether granted as an LTCP, promotion or new hire award) and any other unvested equity awards to vest immediately in full. These actions will occur without regard to whether the named executive officer remains employed at the company and without regard to performance during the remainder of the LTCP cycles.

Post-Termination Obligations

Each of the named executive officers is bound by certain confidentiality obligations, which extend indefinitely, and by certain non-competition and non-solicitation covenants, which, with respect to Mr. Merritt, extend for a period of one year following termination of his employment for any reason and independent of any obligation the company may have to pay him severance and, with respect to each of Messrs. McQuilkin, Lemmo, Nolan and Shay, extend, as applicable: (i) for the period, if any, that he receives severance under his employment agreement, (ii) in the event his employment terminates for cause, a period of one year following termination or (iii) in the event that he terminates his employment without good reason, so long as we voluntarily pay severance to him (which we are under no obligation to do), for the period that he receives severance, but in no event for a period longer than one year. In addition, each of the named executive officers is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the named executive officer.

Taxes

In the event any amount or benefit payable to the named executive officer under his employment agreement, or under any other plan, agreement or arrangement applicable to him, is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code, the named executive officer is entitled, in addition to any other amounts payable under the terms of his employment agreement or any other plan, agreement or arrangement, to a cash payment in an amount sufficient to indemnify him (or any other person as may be liable for the payment of the excise tax) for the amount of any such excise tax, and leaving the named executive officer with an amount, net after all federal, state and local taxes, equal to the amount he would have had if no portion of his benefit under the plan constituted an excess parachute payment, as defined in Section 4999. Notwithstanding the foregoing, the determination of the amount necessary to indemnify the named executive officer will be made taking into account all other payments made to him under any plans, agreements or arrangements aside from his employment agreement that are intended to indemnify him with respect to excise taxes on excess parachute payments.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers pursuant to their employment agreements, as well as pursuant to the LTCP and the STIP, upon: termination for long-term disability, death, retirement, termination without cause, termination for absenteeism, termination by the named executive officer, change in control of the company without a termination, and termination upon a change in control of the company. The amounts shown assume that the termination was effective as of December 31, 2010 and the price per share of the company’s common stock was $41.64, the closing market price as of that date. The amounts reflected are estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can be determined only at the time the events described above actually occur.

William J. Merritt

Assuming the following events occurred on December 31, 2010, Mr. Merritt’s payments and benefits have an estimated value of:

					Payments	Payments			Value of
					under	under			Other
					Executive	Executive			Restricted
			Long-Term		Life	Long-Term			Stock Units
	Salary		Compensation		Insurance	Disability	Welfare		Subject to
	Continuation		Plan		Program	Plan	Benefits		Acceleration
	($)		($)		($)	($)	($)		($)

Long-Term Disability	750,000	(1)	1,227,850	(4)	—	18,500 (7)	27,711	(8)	55,548 (9)
Retirement	—		1,227,850	(4)	—	—	—		55,548 (9)
Death	—		1,227,850	(4)	300,000 (6)	—	—		55,548 (9)
Without Cause	937,500	(2)	1,227,850	(4)	—	—	27,711	(8)	—
For Absenteeism	937,500	(2)	1,227,850	(4)	—	18,500 (7)	27,711	(8)	55,548 (9)
Voluntary Resignation for Good Reason	937,500	(2)	—		—	—	27,711	(8)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Merritt)	1,000,000	(3)	2,107,047	(5)	—	—	—		55,548 (9)
Change in Control (Without Termination)	—		2,107,047	(5)	—	—	—		55,548 (9)

(1)	This amount represents severance equal to Mr. Merritt’s base salary of $500,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments that Mr. Merritt receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Merritt was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to: (a) Mr. Merritt’s base salary of $500,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective, and (b) additional severance equal to 50% of Mr. Merritt’s STIP bonus target for 2010, which is payable in equal installments over a period of 18 months after the date of his termination.

(3)	This amount represents severance equal to two years of Mr. Merritt’s base salary of $500,000. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(4)	This amount represents the value, at December 31, 2010, of Mr. Merritt’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs granted under Cycle 5 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Merritt would forfeit eligibility to receive any LTI payout under Cycle 5 since a termination on December 31, 2010 would occur during the first year of that program cycle. For time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $559,000 for the award granted under Cash Cycle 3; (b) $302,834, representing the value of 7,272 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $302,834, representing the value of 7,272 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (d) $63,182, representing the value of 1,517 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010.

(5)	This amount represents the value, at December 31, 2010, of Mr. Merritt’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs and the LTI award granted under Cycle 5 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $559,000 for the award granted under Cash Cycle 3; (b) $454,251, representing the value of 10,909 time-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $454,251, representing the value of 10,909 performance-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (d) $189,545, representing the value of 4,552 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (e) $450,000 for the LTI award granted under Cycle 5.

(6)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(7)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Merritt under our executive long-term disability plan in the event of his termination due to disability on December 31, 2010, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(8)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 31, 2010 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 1,334 shares of common stock, based on a value of $41.64 per share, the per share closing price of our common stock on December 31, 2010.

Scott A. McQuilkin

Assuming the following events occurred on December 31, 2010, Mr. McQuilkin’s payments and benefits have an estimated value of:

					Payments	Payments			Value of
					under	under			Other
					Executive	Executive			Restricted
			Long-Term		Life	Long-Term			Stock Units
	Salary		Compensation		Insurance	Disability	Welfare		Subject to
	Continuation		Plan		Program	Plan	Benefits		Acceleration
	($)		($)		($)	($)	($)		($)

Long-Term Disability	—		570,544	(3)	—	18,500 (6)	—		208,242 (8)
Retirement	—		570,544	(3)	—	—	—		208,242 (8)
Death	—		570,544	(3)	300,000 (5)	—	—		208,242 (8)
Without Cause	307,500	(1)	570,544	(3)	—	—	18,474	(7)	—
For Absenteeism	307,500	(1)	570,544	(3)	—	18,500 (6)	18,474	(7)	208,242 (8)
Voluntary Resignation for Good Reason	307,500	(1)	—		—	—	18,474	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. McQuilkin)	615,000	(2)	1,021,139	(4)	—	—	—		277,656 (9)
Change in Control (Without Termination)	—		1,021,139	(4)	—	—	—		277,656 (9)

(1)	This amount represents severance equal to Mr. McQuilkin’s base salary of $307,500 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. McQuilkin receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. McQuilkin was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. McQuilkin’s base salary of $307,500. He is entitled to this amount at the date of such termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2010, of Mr. McQuilkin’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs granted under Cycle 5 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. McQuilkin would forfeit eligibility to receive any LTI payout under Cycle 5 since a termination on December 31, 2010 would occur during the first year of that program cycle. For time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $227,750 for the award granted under Cash Cycle 3; (b) $155,206, representing the value of 3,727 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $155,206, representing the value of 3,727 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (d) $32,382, representing the value of 777 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional shares) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010.

(4)	This amount represents the value, at December 31, 2010, of Mr. McQuilkin’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs and the LTI award granted under Cycle 5 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $227,750 for the award granted under Cash Cycle 3; (b) $232,809, representing the value of 5,591 time-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $232,809, representing the value of 5,591 performance-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (d) $97,146, representing the value of 2,333 time-based RSUs granted under Cycle 5 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (e) $230,625 for the LTI award granted under Cycle 5.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. McQuilkin under our executive long-term disability plan in the event of his termination due to disability on December 31, 2010, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. McQuilkin as of December 31, 2010 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 5,001 shares of common stock, based on a value of $41.64 per share, the per share closing price of our common stock on December 31, 2010.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 6,668 shares of common stock, based on a value of $41.64 per share, the per share closing price of our common stock on December 31, 2010.

Mark A. Lemmo

Assuming the following events occurred on December 31, 2010, Mr. Lemmo’s payments and benefits have an estimated value of:

					Payment	Payments
					under	under
					Executive	Executive
			Long-Term		Life	Long-Term
	Salary		Compensation		Insurance	Disability	Welfare
	Continuation		Plan		Program	Plan	Benefits
	($)		($)		($)	($)	($)

Long-Term Disability	316,500	(1)	579,287	(3)	—	18,500 (6)	18,474	(7)
Retirement	—		579,287	(3)	—	—	—
Death	—		579,287	(3)	300,000 (5)	—	—
Without Cause	316,500	(1)	579,287	(3)	—	—	18,474	(7)
For Absenteeism	316,500	(1)	579,287	(3)	—	18,500 (6)	18,474	(7)
Voluntary Resignation for Good Reason	316,500	(1)	—		—	—	18,474	(7)
Change in Control (Termination by Us (Except for Cause) or by Mr. Lemmo)	633,000	(2)	996,682	(4)	—	—	—
Change in Control (Without Termination)	—		996,682	(4)	—	—	—

(1)	This amount represents severance equal to Mr. Lemmo’s base salary of $316,500 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Lemmo receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Lemmo was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Lemmo’s base salary of $316,500. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2010, of Mr. Lemmo’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs and the LTI award granted under Cycle 5 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Lemmo would forfeit eligibility to receive any LTI payout under Cycle 5 since a termination on December 31, 2010 would occur during the first year of that program cycle. For time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $261,754 for the award granted under Cash Cycle 3; (b) $143,769, representing the value of 3,452 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $143,769, representing the value of 3,452 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (d) $29,995, representing the value of 720 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010.

(4)	This amount represents the value, at December 31, 2010, of Mr. Lemmo’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs and the LTI award granted under Cycle 5 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $261,754 for the award granted under Cash Cycle 3; (b) $215,653, representing the value of 5,179 time-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $215,653, representing the value of 5,179 performance-based

RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (d) $89,984, representing the value of 2,161 time-based RSUs granted under Cycle 5 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (e) $213,638 for the LTI award granted under Cycle 5.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Lemmo under our executive long-term disability plan in the event of his termination due to disability on December 31, 2010, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Lemmo as of December 31, 2010 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

James J. Nolan

Assuming the following events occurred on December 31, 2010, Mr. Nolan’s payments and benefits have an estimated value of:

					Payment	Payments			Value of
					under	under			Other
					Executive	Executive			Restricted
			Long-Term		Life	Long-Term			Stock Units
	Salary		Compensation		Insurance	Disability	Welfare		Subject to
	Continuation		Plan		Program	Plan	Benefits		Acceleration
	($)		($)		($)	($)	($)		($)

Long-Term Disability	—		461,663	(3)	—	18,500 (6)	—		124,920 (8)
Retirement	—		461,663	(3)	—	—	—		124,920 (8)
Death	—		461,663	(3)	300,000 (5)	—	—		124,920 (8)
Without Cause	267,000	(1)	461,663	(3)	—	—	16,710	(7)	—
For Absenteeism	267,000	(1)	461,663	(3)	—	18,500 (6)	16,710	(7)	124,920 (8)
Voluntary Resignation for Good Reason	267,000	(1)	—		—	—	16,710	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Nolan)	534,000	(2)	813,779	(4)	—	—	—		166,560 (9)
Change in Control (Without Termination)	—		813,779	(4)	—	—	—		166,560 (9)

(1)	This amount represents severance equal to Mr. Nolan’s base salary of $267,000 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Nolan receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Nolan was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Nolan’s base salary of $267,000. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2010, of Mr. Nolan’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs and the LTI award granted under Cycle 5 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Nolan would forfeit eligibility to receive any LTI payout under Cycle 5 since a termination on December 31, 2010 would occur during the first year of that program cycle. For time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $193,794 for the award granted under Cash Cycle 3; (b) $121,283, representing the value of 2,912 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $121,283, representing the value of 2,912 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (d) $25,303, representing the value of 607 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010.

(4)	This amount represents the value, at December 31, 2010, of Mr. Nolan’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs and the LTI award granted under Cycle 5 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $193,794 for the award granted under Cash Cycle 3; (b) $181,925, representing the value of 4,369 time-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $181,925, representing the value of 4,369 performance-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (d) $75,910, representing the value of 1,823 time-based RSUs granted under Cycle 5 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (e) $180,225 for the LTI award granted under Cycle 5.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Nolan under our executive long-term disability plan in the event of his termination due to disability on December 31, 2010, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Nolan as of December 31, 2010 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 3,000 shares of common stock, based on a value of $41.64 per share, the per share closing price of our common stock on December 31, 2010.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 4,000 shares of common stock, based on a value of $41.64 per share, the per share closing price of our common stock on December 31, 2010.

Lawrence F. Shay

Assuming the following events occurred on December 31, 2010, Mr. Shay’s payments and benefits have an estimated value of:

					Payment				Value of
					under	Payments			Other
					Executive	under			Restricted
					Life	Executive			Stock Units
	Salary		Long-Term		Insurance	Long-Term	Welfare		Subject to
	Continuation		Compensation		Program	Disability	Benefits		Acceleration
	($)		Plan ($)		($)	Plan ($)	($)		($)

Long-Term Disability	—		659,901	(3)	—	18,500 (6)	—		152,694 (8)
Retirement	—		659,901	(3)	—	—	—		152,694 (8)
Death	—		659,901	(3)	300,000 (5)	—	—		152,694 (8)
Without Cause	328,900	(1)	659,901	(3)	—	—	15,413	(7)	—
For Absenteeism	328,900	(1)	659,901	(3)	—	18,500 (6)	15,413	(7)	152,694 (8)
Voluntary Resignation for Good Reason	328,900	(1)	—		—	—	15,413	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Shay)	822,250	(2)	1,141,840	(4)	—	—	—		194,334 (9)
Change in Control (Without Termination)	—		1,141,840	(4)	—	—	—		194,334 (9)

(1)	This amount represents severance equal to one year of Mr. Shay’s base salary of $328,900, which he is entitled to receive upon his termination provided that he executes a Termination Letter.

(2)	This amount represents severance equal to two years of Mr. Shay’s: (a) base salary of $328,900 and (b) additional severance equal to 100% of Mr. Shay’s STIP bonus target for 2010, which he is entitled to receive on the date of his termination, provided that he executes a Termination Letter, and if his termination occurs within one year following a change in control.

(3)	This amount represents the value, at December 31, 2010, of Mr. Shay’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs and the LTI award granted under Cycle 5 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Shay would forfeit eligibility to receive any LTI payout under Cycle 5 since a termination on December 31, 2010 would occur during the first year of that program cycle. For time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs granted under Cycle 5, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) $293,260 for the award granted under Cash Cycle 3; (b) $166,005, representing the value of 3,986 time-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $166,005, representing the value of 3,986 performance-based RSUs granted under RSU Cycle 4 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (d) $34,631, representing the value of 831 time-based RSUs granted under Cycle 5 (plus cash in lieu of fractional share) based on a value of $41.64, the per share closing price of our common stock on December 31, 2010.

(4)	This amount represents the value, at December 31, 2010, of Mr. Shay’s accrued LTCP benefits under Cash Cycle 3, time- and performance-based RSUs granted under RSU Cycle 4 and time-based RSUs and the LTI award granted under Cycle 5 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the award pursuant to Cash Cycle 3, for which actual goal achievement was determined to be 94%, resulting in a payout level of 86% of target. The value shown is comprised of: (a) 293,260 for the award granted under Cash Cycle 3; (b) $249,007, representing the value of 5,980 time-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (c) $249,007, representing the value of 5,980 performance-based RSUs granted under RSU Cycle 4 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; (d) $103,891, representing the value of 2,495 time-based RSUs granted under Cycle 5 based on a value of $41.64, the per share closing price of our common stock on December 31, 2010; and (e) $246,675 for the LTI award granted under Cycle 5.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Shay under our executive long-term disability plan in the event of his termination due to disability on December 31, 2010, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Shay as of December 31, 2010 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 3,667 shares of common stock, based on a value of $41.64 per share, the per share closing price of our common stock on December 31, 2010.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 4,667 shares of common stock, based on a value of $41.64 per share, the per share closing price of our common stock on December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, director nominees, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 45,346,893 shares of our common stock outstanding on March 31, 2011, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each director nominee, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. Except for shares held in brokerage accounts that may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2011, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder.

	Common Stock
		Percent
Name	Shares	of Class

Directors and Director Nominees:
Gilbert F. Amelio	2,004	*
Jeffrey K. Belk	4,370	*
Steven T. Clontz(1)	95,448	*
Edward B. Kamins	14,000	*
John A. Kritzmacher	2,414	*
William J. Merritt(2)	87,346	*
Jean F. Rankin	—	*
Robert S. Roath	17,992	*
Named Executive Officers:
Mark A. Lemmo(3)	32,660	*
Scott A. McQuilkin(4)	17,056	*
James J. Nolan(5)	23,317	*
Lawrence F. Shay(6)	27,320	*
All directors and executive officers as a group(7) (17 persons)	358,883	*
Greater than 5% Shareholder:
BlackRock, Inc.(8) 40 East 52nd Street New York, New York 10022	2,754,166	6.1%

*	Represents less than 1% of our outstanding common stock

(1)	Includes 20,000 shares of common stock that Mr. Clontz has the right to acquire through the exercise of stock options within 60 days of March 31, 2011.

(2)	Includes 2,888 whole shares of common stock beneficially owned by Mr. Merritt through participation in the 401(k) Plan.

(3)	Includes 3,426 whole shares of common stock beneficially owned by Mr. Lemmo through participation in the 401(k) Plan.

(4)	Includes 1,201 whole shares of common stock beneficially owned by Mr. McQuilkin through participation in the 401(k) Plan.

(5)	Includes 2,250 shares of common stock that Mr. Nolan has the right to acquire through the exercise of stock options within 60 days of March 31, 2011 and 2,871 whole shares of common stock beneficially owned by Mr. Nolan through participation in the 401(k) Plan.

(6)	Includes 2,918 whole shares of common stock beneficially owned by Mr. Shay through participation in the 401(k) Plan.

(7)	Includes 22,250 shares of common stock that all directors and executive officers as a group have the right to acquire through the exercise of stock options within 60 days of March 31, 2011 and 16,272 whole shares of common stock beneficially owned by all directors and executive officers as a group through participation in the 401(k) Plan.

(8)	As of December 31, 2010, based on information contained in the Schedule 13G/A filed on February 4, 2011 by BlackRock, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company has a written statement of policy with respect to related person transactions that is administered by the audit committee. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a related person, in which the related person had, has or will have a direct or indirect material interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The audit committee approves or ratifies the transaction in accordance with the terms of the policy; or

•	The chairman of the audit committee, pursuant to authority delegated to the chairman by the audit committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the audit committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the audit committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

During 2010, did all directors and officers timely file all reports required by Section 16(a)?

Based upon a review of filings with the SEC furnished to us and written representations that no other reports were required, we believe that during 2010 all of our directors and officers timely filed all reports required by Section 16(a) of the Exchange Act, except that one Form 4 was filed on January 11, 2010 on behalf of Mr. Soni to report two sales, on January 6, 2010, of shares to satisfy tax withholding obligations due upon the partial vesting, on January 1, 2010, of an RSU award granted to Mr. Soni on June 22, 2009.

Shareholder Proposals

How may shareholders make proposals or director nominations for the 2012 annual meeting?

Shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2012 annual meeting may do so by submitting the proposal in writing to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. To be eligible for inclusion in our proxy statement for the 2012 annual meeting, shareholder proposals must be received no later than December 20, 2011, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2012 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than March 4, 2012, and no later than April 3, 2012. However, if the date of our 2012 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2011 annual meeting, the submission and the required information must be received by us no earlier than the 90th day prior to the 2012 annual meeting and no later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which we first publicly announce the date of the 2012 annual meeting. Proposals or nominations that do not comply with the advance notice requirements in our bylaws will not be entertained at the 2012 annual meeting. A copy of the full text of the relevant bylaw provisions may be obtained on our website at http://ir.interdigital.com under the heading “Corporate Governance,” or by writing to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our directors, officers or regular employees may supplement solicitation of proxies by mail through the use of one or more of the following methods: telephone, email, telegram, facsimile or personal solicitation. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. For 2011, we have engaged Alliance Advisors, LLC for this purpose at an anticipated cost of approximately $5,000.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Notice or annual report and proxy statement, please notify us by calling (610) 878-7866 or by sending a written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, and we will promptly deliver a separate copy of our Notice or annual report and proxy statement, as applicable. If you hold your shares in street name and are receiving multiple copies of the Notice or annual report and proxy statement and wish to receive only one, please notify your broker.

Annual Report on Form 10-K

How can I receive the annual report?

We will provide to any shareholder without charge a copy of our 2010 annual report on Form 10-K upon written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. Our annual report booklet and this proxy statement are also available online at http://ir.interdigital.com/annuals.cfm.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the annual meeting for action by shareholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

INTERDIGITAL, INC.
781 THIRD AVE.
KING OF PRUSSIA, PA 19406-1409
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33085-P11061	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERDIGITAL, INC.			For	Withhold	For All
			All	All	Except
The Board of Directors recommends you vote
FOR the following:

1.	Election of Directors		☐	☐	☐
Nominees

01) Gilbert F. Amelio
02) Steven T. Clontz
03) Edward B. Kamins
04) Jean F. Rankin

The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain

2.	Amendment of the articles of incorporation to implement a majority voting standard for all director elections other than contested elections.		☐	☐	☐

3.	Approval of advisory resolution on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

5.	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2011.	☐	☐	☐

NOTE: THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2010 ANNUAL REPORT.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Bring this admission ticket with you to the meeting on June 2, 2011. Do not mail.
This admission ticket admits you to the meeting. You will not be let in to meeting without an admission ticket or other proof of stock ownership as of April 5, 2011, the record date.
ADMISSION TICKET
INTERDIGITAL, INC.
2011 Annual Meeting of Shareholders
June 2, 2011
11:00 A.M. Eastern Time
Crowne Plaza Hotel
260 Mall Boulevard
King of Prussia, Pennsylvania 19406
NOTE: Seating at the annual shareholders meeting will be limited; therefore, request or receipt of an admission ticket does not guarantee the availability of a seat.

NON-TRANSFERABLE	NON-TRANSFERABLE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

M33086-P11061
INTERDIGITAL, INC.
2011 Annual Meeting of Shareholders
To Be Held June 2, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Steven W. Sprecher, and each of them acting individually, with full power of substitution, as the proxies of the undersigned, to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote in accordance with the recommendation of the board of directors on all matters as to which a choice is not specified by the undersigned shareholders, all shares that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital, Inc. to be held on Thursday, June 2, 2011, at 11:00 a.m. (Eastern Time) at The Crowne Plaza Hotel, 260 Mall Boulevard, King of Prussia, Pennsylvania 19406, and at any adjournment or postponement thereof.
Record holders who attend the annual meeting may vote by ballot; such vote will supersede this proxy.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side